Exhibit 10.8

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”), AND THE OMITTED TEXT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Execution Copy

NOBLE ENERGY MEDITERRANEAN LTD.

DELEK DRILLING LIMITED PARTNERSHIP

ISRAMCO NEGEV 2 LIMITED PARTNERSHIP

AVNER OIL EXPLORATION LIMITED PARTNERSHIP

DOR GAS EXPLORATION LIMITED PARTNERSHIP

and

OPC ROTEM LTD.

GAS SALE AND

PURCHASE AGREEMENT

DATED November 25, 2012

INDEX

Article	Title	Page

1	Definitions	5

2	Period of Agreement and Commissioning	17

3	Agreement for Sale and Purchase	35

4	Warranties Covenants and Taxes	36

5	Sellers’ Rights, Commingling and Unitization	43

6	Quantities and Nominations	44

7	Facilities	50

8	Exchange of Information	51

9	Take or Pay	55

10	Price and Price Adjustment	60

11	Billing and Payment	67

12	Quality	74

13	Delivery Point	76

14	Pressure	77

15	Measurement	78

16	Force Majeure	79

17	Default	83

18	Assignment and Security Interests	88

19	Governing Law and Dispute Resolution	93

20	Security and Credit Cover	102

21	Gas Agreements with [***]	104

22	Relationship and Sellers’ Coordinator	105

23	Miscellaneous Provisions	108

Schedule

1.	Buyer’s Site

2.	Seller’s Percentages

3.	[***]

4.	List of Existing Agreements

5.	Form of Bank Guarantee

6.	Form of [***]

7.	Form of Letter of Credit

8.	Specification

THIS AGREEMENT is signed in Tel-Aviv, Israel on the 25th day of November 2012 BETWEEN

(1)	Noble Energy Mediterranean Ltd., a Cayman Islands company that has limited liability, having its principal place of business at 12 Abba Eban Boulevard, Herzlia, 46725 Israel (“Noble”);

Isramco Negev 2 Limited Partnership, an Israeli limited partnership having its principal place of business at 8 Granit Street, Petach Tikva, 49222, Israel (“Isramco”);

Delek Drilling Limited Partnership, an Israeli limited partnership having its principal place of business at 12 Abba Eban Boulevard, Herzlia, 46725, Israel (“Delek Drilling”);

Avner Oil Exploration Limited Partnership, an Israeli limited partnership having its principal place of business at 12 Abba Eban Boulevard, Herzlia, 46725 Israel (“Avner”); and

Dor Gas Exploration Limited Partnership, an Israeli limited partnership having its principal place of business at France Building, Europark, P.O.B 10, Yakum, 60972, Israel (“Dor”);

(each a “Seller” and together the “Sellers”) of the one part; and

(2)	O.P.C. Rotem Ltd., an Israeli limited liability company having its principal place of business at 19 Ha’arbaa St., Tel Aviv, Israel (the “Buyer”) of the other part.

The Sellers on the one part and the Buyer on the other part are a “Party” to this Agreement and the Sellers and the Buyer are collectively “Parties” to this Agreement.

WHEREAS

The Sellers desire to sell to the Buyer and the Buyer desires to buy from the Sellers at the Delivery Point Natural Gas during the Contract Period upon and subject to the terms and conditions herein contained.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Definitions

1.1	Defined Terms

Except where the context otherwise indicates or requires the following terms in this Agreement shall have the following meanings:

1.1.1	“Adjusted Annual Contract Quantity” or “Adjusted ACQ” has the meaning set out in 9.1.2.

1.1.2	“Affected Party” has the meaning set out in Article 16.7.

1.1.3	“Affiliate” means a company, partnership or other legal entity, which controls, is controlled by, or which is controlled by an entity that controls, any of the Sellers or the Buyer. Control means the ownership, directly or indirectly, of more than fifty percent (50%) of the equity rights and/or the voting rights, and/or the power to appoint more than half of the directors, in a company, partnership or other legal entity. [***]. With respect to any of the Sellers that are limited partnerships, Affiliates shall include the general partner of such limited partnership, and any company, partnership or other legal entity, which controls, or which is controlled by an entity that controls the general partner.

1.1.4	“Allocation Order” has the meaning set out in Article 6.3.3.

1.1.5	“Annual Contract Quantity” or “ACQ” has the meaning set out in Article 6.1.

1.1.6	“Annual Reconciliation Statement” has the meaning set out in Article 11.2.1.

1.1.7	“Annual Take or Pay Quantity” has the meaning set out in Article 9.3.1.

1.1.8	“Anti-Trust Consent” means an approval of a restrictive arrangement (as such term is defined in the Israel Restrictive Trade Practices Law 1988), to be granted by the appropriate court or an exemption from the approval of a restrictive arrangement to be granted by the Anti-Trust Commissioner under the Israel Restrictive Trade Practices Law 1988, such consent or approval to be final and unconditional or, if not, then subject to conditions which have been agreed to by the Party or Parties to whom such conditions apply.

1.1.9	“Arbitration” has the meaning set out in Article 19.2.2.

1.1.10	“Availability Date” has the meaning set out in Article 2.2.

1.1.11	“Bar” means pressure equal to one hundred thousand (100,000) Pascals (Pascal: as defined in ISO 1000:1991 as modified in 1998).

1.1.12	“BTU” means an amount of heat equal to one thousand and fifty-five decimal zero six (1,055.06) Joules (Joules: as defined in ISO 1000:1991 as modified in 1998).

1.1.13	“Business Day” means any day on which banks are open for business in Israel.

1.1.14	“Buyer’s Facilities” means the combined cycle gas turbine power plant with an installed capacity of approximately 440 MW to be constructed by the Buyer at the Buyer’s Site and all facilities and equipment required to be installed by or on behalf of the Buyer and its Affiliates for the purposes of enabling the Buyer to receive at Buyer’s Site Specification Gas to be delivered under this Agreement at the Delivery Point, but excluding the Downstream System.

1.1.15	“Buyer’s Site” means the Buyer’s Site identified in part 1 of Schedule 1 hereto.

1.1.16	“Calendar Quarter” means a period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.1.17	“Calendar Year” means a period beginning at 0600 on the first day of January in any calendar year and ending at 0600 on the first day of January of the next succeeding calendar year.

1.1.18	“Carry Forward” has the meaning set out in Article 9.2.1.

1.1.19	“Carry Forward Aggregate” has the meaning set out in Article 9.2.2.

1.1.20	“Charged Assets” has the meaning set out in Article 18.4.3.

1.1.21	“Commencement Date” means the first Day immediately following the last day of the Commissioning Period.

1.1.22	“Commissioning Period” has the meaning set out in Article 2.4.1.

1.1.23	“Consequential Loss” means any damages, costs, or liabilities, or any losses or deferments of revenue, profit, opportunity or use, regardless of cause or arising,

which are not immediately and directly caused by the relevant act or omission, including: (a) any indirect damage, cost, or liability arising out of any delay, reduction or loss of ability to produce, store, transport, process or dispose of Gas or any products derived from Gas; (b) any indirect damage, cost, or liability associated with business interruption or increased cost of working during business interruption, (c) the incremental costs of alternative fuels and the incremental cost of overhead expenses incurred; (d) any indirect, special or punitive damages and penalties of any kind; and (e) any loss or deferment of revenue, profit, opportunity, bargain, contract, expectation or opportunity.

1.1.24	“Contract Adjustment” has the meaning set out in Article 2.10.

1.1.25	“Contract Price” has the meaning set out in Article 10.1.1.

1.1.26	“Contract Period” means the period mentioned in Article 2.1.1.

1.1.27	“Contract Year” means the following periods (as applicable):

(a)	the period beginning at 0600 on the Commencement Date and ending at 0600 on the earlier of the (i) immediately following first day of January and (ii) the Interim Period Commencement Date (if applicable);

(b)	the period beginning at 0600 on the first day of January immediately after the Commencement Date (provided the Interim Period Commencement Date did not occur during the first Contract Year) and ending at 0600 on the first day of January in the immediately succeeding Year and thereafter during the Contract Period any successive period of twelve (12) consecutive Months commencing at 0600 on the first day of January in each Year except for the Year in which the Interim Period Commencement Date occurs (if applicable) or the Contract Period ends;

(c)	in the year in which the Interim Period Commencement Date occurs (if applicable), the period beginning at 0600 on the first day of January and ending at 0600 on the Interim Period Commencement Date;

(d)

in the year in which the Interim Period End Date occurs (if applicable), the period beginning at 0600 on the Day immediately after the Interim Period End Date and ending at 0600 on the immediately following first day of January and thereafter during the Contract Period any successive period of twelve (12) consecutive Months commencing at 0600 on the first day of January in each Year except for the Year in which the Contract Period ends; and

(e)	in the Year in which the Contract Period ends, the period beginning at 0600 on the first day of January and ending at 0600 on the last Day of the Contract Period.

1.1.28	“Credit Cover” means any of the following forms of guarantee: (i) a bank guarantee (substantially in the form set out in Schedule 5); or (ii) [***]; or (iii) a Letter of Credit (substantially in the form set out in Schedule 7) issued by a non-Israeli Bank whose international Credit Rating is not less than S&P’s rating group “A+” and Moody’s rating “A1”.

1.1.29	“Credit Rating” means in respect of an entity the corporate credit rating given to that entity by Standard & Poor’s Maalot, a subsidiary of Standard and Poor’s, a Division of the McGraw-Hill Companies, Inc. or its successor (“S&P”) or Midroog Ltd. a subsidiary of Moody’s Investors Service, Inc. or its successor (“Moody’s”).

1.1.30	“Cubic Meter” or “m3” means when applied to gas that quantity of gas which at fifteen (15) degrees Celsius and at an absolute pressure of one decimal zero one three two five (1.01325) Bar and the gas being free of water vapor, occupies the volume of one (1) cubic meter, being a meter as defined in ISO 1000: 1981(E).

1.1.31	“Daily Delivery Tolerance” has the meaning set out in Article 6.4.

1.1.32	“Day” means a period of twenty-four (24) hours beginning at 0600 on any day and ending at 0600 on the following day.

1.1.33	“Daily Contract Quantity” or “DCQ” has the meaning set out in Article 6.2.

1.1.34	“Delivery Point” has the meaning set out in Article 13.1.1.

1.1.35	“Delivery Pressure” has the meaning set out in Article 14.1.

1.1.36	“Disclosed Information” has the meaning set out in Article 8.3.1.

1.1.37	“Dispute” has the meaning set out in Article 19.2.

1.1.38	“Distribution Network Consumers” means any: (i) gas consumers that are connected to the Distribution Network (“Reshet Haluka”) as such term is defined in section 2 of the Natural Gas Sector Law, 5762-2002; and (ii) any gas marketer for resale to such consumers.

1.1.39	“Downstream System” means the pipelines, installations, the pressure reduction and metering system adjacent to Buyer’s Facilities and all other facilities owned and/or operated by the Transporter at or downstream of the Delivery Point, necessary for the transportation of Specification Gas from the Delivery Point to Buyer’s Facilities.

1.1.40	“Effective Date” means the date of signature of this Agreement.

1.1.41	“Existing Agreements” means the gas sale and purchase agreements listed in Schedule 4.

1.1.42	“Expansion Conditions” has the meaning set out in Article 2.7.3.

1.1.43	“Expansion Date” means the date on which the Expansion Project is completed.

1.1.44	“Expansion Project” means the construction and installation by or on behalf of the Sellers of additional facilities including gas storage facilities in the Yam-Tethys Reservoir, with the aim to enable delivery of Gas from the Reservoir to the Ashdod Delivery Point or at the Sellers’ discretion another Delivery Point (if any) that the Sellers may select, at peak rates of at least [***] MMBTU per Hour in a reliable and consistent manner. It is clarified that the Expansion Project will not include the installation of additional pipelines from the Tamar field or an increase of the maximum rate of production from the Reservoir to more than [***] MMBTU per Day. Upon completion, the Sellers’ Facilities will include the Expansion Project.

1.1.45	“Expert” means any Person appointed from time to time under and subject to the provisions of Article 19.3.

1.1.46	“Expert Determination” has the meaning set out in Article 19.2.1.

1.1.47	“Extended Contract Period” has the meaning set out in Article 2.1.2.

1.1.48	“First Period” means the period commencing on the Commencement Date and ending on the earlier of: (i) the last Day of the Contract Period; or (ii) in the event that the Reduction Notice is delivered in accordance with Article 2.8, the Day immediately prior to the commencement of the Second Period.

1.1.49	“First Shortfall Gas” has the meaning set out in Article 17.1.1.

1.1.50	“First Shortfall Aggregate” has the meaning set out in Article 17.2.1.

1.1.51	“First Shortfall Price” has the meaning set out in Article 10.2.4(a).

1.1.52	“Floor Price” has the meaning set out in Article 10.2.3.

1.1.53	“Force Majeure” has the meaning set out in Article 16.1.

1.1.54	“Gas” means either or both of Natural Gas and Specification Gas as the context may permit or require.

1.1.55	“Gauge” means the pressure in excess of one decimal zero one three two five (1.01325) Bar (which is one (1) standard atmosphere).

1.1.56	“GTA” means the gas transmission agreement dated July 13, 2010 by and between the Buyer and the Transporter for the transport of the Gas to be supplied by the Sellers hereunder from the Delivery Point to the Buyer’s Site.

1.1.57	“Higher Heating Value” or “HHV” means the superior (higher) real calorific value calculated as described in ISO: 6976:1995 (E) of one Cubic Meter of Natural Gas at the reference condition of 15/15 Degrees Celsius and 1.01325 Bar (a) for the actual natural gas in the real state.

1.1.58	“Hour” means a period of sixty (60) minutes beginning on the hour.

1.1.59	“Indicator” has the meaning set out in Article 10.1.2.

1.1.60	“Interim Period” has the meaning set out in Article 2.6.1.

1.1.61	“Interim Period Commencement Date” means the date on which Dalia Power Energies Ltd. commences its hot commissioning using Gas purchased from the Sellers pursuant to the gas sale and purchase agreement dated January 8, 2012 by and between the Sellers and Dalia Power Energies Ltd., or any such later date, upon which the Sellers advise the Buyer that the aggregate nominations of the buyers under the Existing Agreements and Sellers’ Additional Agreements will exceed the Maximum Hourly Peak Capacity.

1.1.62	“Interim Period End Date” means the earlier of: (i) the Expansion Date; or (ii) the date which the Sellers will advise the Buyer that the Sellers’ Facilities are capable of supplying the Buyer’s Proper Nominations under this Agreement on a firm non-interruptible basis.

1.1.63	“Late Availability Date” has the meaning set out in Article 2.3.1.

1.1.64	“LCIA” means the London Court of International Arbitration.

1.1.65	“LIBOR” means London Interbank Offered Rate for thirty (30) day maturities, for US Dollar deposits as published on the first banking day following any relevant due date for payment under this Agreement by the Wall Street Journal or if not so published, then by the Financial Times of London.

1.1.66	“Maintenance” has the meaning set out in Article 6.7.1.

1.1.67	“Maintenance Period” has the meaning set out in Article 6.7.1.

1.1.68	“Make-Up Aggregate” has the meaning set out in Article 9.3.4.

1.1.69	“Maximum Hourly Peak Capacity” means [***] MMBTU per Hour.

1.1.70	“Minimum Bill Quantity” or “MBQ” has the meaning set out in Article 9.1.3.

1.1.71	“MMBTU” means one million (1,000,000) BTUs.

1.1.72	“Month” means a period beginning at 0600 on the first day of any calendar month and ending at 0600 on the first day of the next succeeding calendar month.

1.1.73	[***].

1.1.74	“Monthly Statement” has the meaning set out in Article 11.1.

1.1.75	“Natural Gas” means any hydrocarbons (or mixture of hydrocarbons and other gases consisting primarily of methane) which at fifteen (15) Degrees Celsius and atmospheric pressure are or is in the gaseous state.

1.1.76	“Net Annual TOP Quantity” has the meaning set out in Article 9.3.2.

1.1.77	“New Taxes” has the meaning set out in Article 4.3.3(c).

1.1.78	“Off-Spec Gas” means Natural Gas that does not conform to the Specification.

1.1.79	“Permitted Delivery Reduction” has the meaning set out in Article 2.6.5.

1.1.80	“Person” means any person, firm, partnership, association, company, body corporate, or individual.

1.1.81	“Petroleum Law” means the Israel Petroleum Law 5712-1952.

1.1.82	“Price Control Event” means the issuance, imposition or enactment of any regulation, order, or other statutorily binding action pursuant to the Israeli Prices of Commodities and Services (Supervision) Law, 5756-1996 or to any other similar law or regulation, that results in the reduction of the amount to be received by the Sellers for Gas to be delivered to the Buyer pursuant to this Agreement.

1.1.83	“Price Period” means each calendar Month during the Contract Period.

1.1.84	“Proper Nomination” has the meaning set out in Article 6.6.1.

1.1.85	“Properly Nominated” has the meaning set out in Article 6.6.1.

1.1.86	“Provisional Contract Price” has the meaning set out in Article 10.5.1(a).

1.1.87	“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations and in so doing and in the general conduct of its undertaking exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator complying with the applicable law and industry standards engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.1.88	“Reduction Notice” has the meaning set out in Article 2.8.2.

1.1.89	“Reduction Option” has the meaning set out in Article 2.8.1.

1.1.90	“Reduction Ratio” or “RR” has the meaning set out in Article 2.8.3(e).

1.1.91	“Representative Rate” means the representative rate of exchange of the New Israeli Shekel against the US Dollar, as published by the Bank of Israel from time to time.

1.1.92	“Reservoir” means that reservoir (currently known as the Tamar field) covered by the Sellers’ Petroleum Rights.

1.1.93	“Second Period” means the period commencing on the first (1st) anniversary of the date on which the Reduction Notice was delivered and ending on the last Day of the Contract Period.

1.1.94	“Sanction” has the meaning set out in Article 2.7.

1.1.95	“Second Shortfall Gas” has the meaning set out in Article 17.1.1.

1.1.96	“Second Shortfall Aggregate” has the meaning set out in Article 17.2.1.

1.1.97	“Second Shortfall Price” has the meaning set out in Article 10.2.4(b).

1.1.98	“Sellers’ Additional Agreements” means any gas sale and purchase agreements (including this Agreement) entered into by the Sellers from time to time which are not Existing Agreements, for the supply of Gas through the Sellers’ Facilities to customers in Israel, provided that during the Interim Period the Sellers’ firm commitment to supply Gas pursuant to the Sellers’ Additional Agreements will not in the aggregate exceed [***] MMBTU per Hour.

1.1.99	“Sellers’ Coordinator” has the meaning set out in Article 22.2.1.

1.1.100	“Sellers’ Facilities” means such platforms, wells, pipelines, installations and other equipment installed, owned or operated by or on behalf of the Sellers as are necessary from time to time to produce, process, transport and deliver Specification Gas from the Reservoir at the Delivery Point pursuant to this Agreement, directly or through the Yam Tethys Facilities.

1.1.101	“Sellers’ Interest” means the aggregate total of the Seller’s Percentages.

1.1.102	“Seller’s Lenders” has the meaning set out in Article 18.4.

1.1.103	“Sellers’ Petroleum Rights” mean the Petroleum Lease I/12 “Tamar” granted on December 2, 2009 pursuant to section 26 of the Petroleum Law, 5712-1952.

1.1.104	“Seller’s Percentage” means the respective interests of each of the Sellers, as set out in Schedule 2.

1.1.105	“Shortfall Aggregate” has the meaning set out in Article 17.2.1.

1.1.106	“Shortfall Gas” has the meaning set out in Article 17.1 and shall also include the term “Shortfall”.

1.1.107	“Shortfall Price” means the First Shortfall Price or the Second Shortfall Price, as applicable.

1.1.108	“Specification” has the meaning set out in Article 12.1.

1.1.109	“Specification Gas” means Natural Gas that complies with the Specification.

1.1.110	“Take or Pay Adjustment” has the meaning set out in Article 2.7.15.

1.1.111	“Total Contract Quantity” or “TCQ” means a quantity of Gas equal to [***], or the quantity calculated in accordance with Article 2.8.3.

1.1.112	“Transfer” has the meaning set out in Article 18.2.

1.1.113	“Transporter” means the Person granted the license to transport Gas from the Delivery Point to Buyer’s Facilities, currently Israel Natural Gas Lines Ltd.

1.1.114	“Week” means a period of seven (7) days beginning at 0600 on a Sunday and ending at 0600 on the following Sunday.

1.1.115	“Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by any Person, which was intended to cause, directly or indirectly, harmful consequences to another Person.

1.1.116	“Yam-Tethys Facilities” means any platforms, wells, pipelines, installations and other equipment, owned, installed or operated by or on behalf of the Yam-Tethys Partners to the extent such are used from time to time to produce, process, transport and deliver for or on behalf of the Sellers, Gas from the Reservoir via the area of the Ashkelon I/10 Lease to the Delivery Point in Ashdod pursuant to this Agreement.

1.1.117	“Yam-Tethys Partners” means the owners of interests in the Ashkelon I/10 Lease.

1.1.118	“Yam-Tethys Reservoir” means the Gas reservoir located in the Ashkelon I/10 Lease.

1.1.119	“Year” means a period beginning at 0600 on any day of a calendar year and ending at 0600 on the same day of the next succeeding calendar year.

1.2	Interpretation

In this Agreement, Article headings and the index are inserted for convenience only and do not affect the interpretation of this Agreement; and unless the context indicates a contrary intention:

1.2.1	the term “Agreement” includes the Schedules to this Agreement and any amendments to this Agreement;

1.2.2	the terms and conditions set forth in this Agreement shall apply to all Schedules, unless otherwise specifically stated; the provisions of this Agreement and any Schedule shall be interpreted by the Parties so as to avoid any conflict between them; however, in the event that such a conflict cannot be avoided, the provisions of this Agreement shall prevail;

1.2.3	references to Articles or Schedules shall be deemed to be references to Articles of or Schedules to this Agreement;

1.2.4	the singular shall be deemed to include the plural and vice versa except with respect to the Sellers or to a Seller;

1.2.5	references in this Agreement to any law, decree or statutory provision shall be deemed to include references to any regulations and orders made thereunder;

1.2.6	references in this Agreement to any law shall include references to such law as it may, after the Effective Date, from time to time be amended, supplemented or re-enacted;

1.2.7	references to time shall be construed as a reference to whatever time shall be statutorily in force in Israel;

1.2.8	the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.2.9	where a word or phrase is defined, its other grammatical forms shall have corresponding meanings;

1.2.10	references to “writing” include any mode of representing or reproducing words, numbers, symbols or drawing in a visible form and includes by facsimile or by electronic mail;

1.2.11	references to any decision, determination, election, discretion or act of the Sellers under this Agreement, mean any decision, determination, election, discretion or act exercised or made unanimously or carried out jointly by the Sellers or, if applicable, by the Sellers’ Coordinator on behalf of all Sellers;

1.2.12	for the purposes of this Agreement, the energy content of Gas delivered hereunder shall be calculated in accordance with its Higher Heating Value;

1.2.13	the words “will” and “shall” shall be construed to have the same meaning and effect.

2.	Period of Agreement and Commissioning

2.1	Commencement and Period

2.1.1	This Agreement shall come into force on the Effective Date and, subject to the provisions of Article 2.1.3, shall continue until the earlier of: (a) the sixteenth (16th) anniversary of the Commencement Date; and (b) the Day on which the Sellers shall have delivered to Buyer an aggregate quantity of Gas equal to the Total Contract Quantity; unless terminated earlier by either Party in accordance with the terms of this Agreement or extended in accordance with the provisions of Articles 2.1.2 or 9.4.6(a) (“Contract Period”).

2.1.2	In the event that by the fifteenth (15th) anniversary of the Commencement Date the Buyer has not taken a quantity of Gas equal to [***] MMBTU then either Party may, by written notice to be given to the other Party within thirty (30) days after such date, extend the Contract Period by an additional period commencing on the sixteenth (16th) anniversary of the Commencement Date and ending on the earlier of: (i) the eighteenth (18th) anniversary of the Commencement Date; and (ii) the date by which the Buyer will have taken from the Sellers under this Agreement an aggregate quantity of Gas equal to the Total Contract Quantity (the period from the sixteenth (16th) anniversary of the Commencement Date and until such later date being herein called the “Extended Contract Period”). During the Extended Contract Period, the provisions of this Agreement (including, inter alia, the provisions of Article 9) shall continue to apply.

2.1.3	This Agreement is conditional on the Sellers and Buyer obtaining the Anti-Trust Consent.

2.1.4

The Sellers and the Buyer together shall diligently pursue the application for the Anti-Trust Consent and shall take such reasonable steps as may be necessary to procure receipt thereof as soon as possible but in any event within ninety (90) days from the Effective Date. The Parties shall keep each other informed as to progress made towards obtaining the Anti-Trust Consent and shall co-operate with each other and provide reasonable assistance to each other to obtain the Anti-Trust Consent. If the Anti-Trust Consent is not obtained within ninety (90) days from the Effective Date, either Party may, provided that it has complied with its obligations under this Article 2.1.4, terminate this Agreement on not less than sixty (60) days prior written notice, and upon the expiration of such notice period this Agreement will terminate, except if, before the specified termination date, the Anti-Trust Consent is obtained.

2.2	Availability Date

The “Availability Date” means the date on which all works at the Sellers’ Facilities are completed to the extent required to enable the Sellers to deliver at the Delivery Point Specification Gas in such quantities as shall enable the testing and commissioning of Sellers’ Facilities.

2.3	Consequences of Delays in Availability Date

2.3.1	In the event that by August 1, 2013 (the “Late Availability Date”) the Availability Date has not occurred (except to the extent such delay was caused by an event of Force Majeure), then Sellers shall be liable for Shortfall Gas and the provisions of Articles 17.1 and 17.2 shall apply, subject to the Sellers’ limitation of liability as set out in Article 17.3.5.

2.3.2	In the event that the delay referred to in Article 2.3.1 continues for a period of six (6) Months from August 1, 2013 (except to the extent such delay was caused by an event of Force Majeure), then at any time after such date, the Buyer may terminate this Agreement, at the Buyer’s sole discretion, on not less than sixty (60) days prior written notice to the Sellers, and upon the expiration of such notice period this Agreement will terminate, except if, before the specified termination date, the Availability Date has occurred.

2.3.3	Without derogating from the provisions of Article 2.10, if a Price Control Event occurs at any time prior to:

(a)	the Availability Date, then the Sellers, at their sole and absolute discretion, shall be entitled to postpone the occurrence of the Late Availability Date by a period of three (3) months; or

(b)	the Expansion Date, then the Sellers, at their sole and absolute discretion, shall be entitled to elect not to carry out or complete the Expansion Project, without any liability to the Buyer.

2.3.4	In the event that the Sellers notify the Buyer that the Sellers have postponed the occurrence of the Late Availability Date pursuant to Article 2.3.3(a), and at any time after such notice the Sellers supply Gas from the Reservoir to any other customer in Israel prior to the occurrence of the Late Availability Date, then the Availability Date shall be deemed to have occurred, the postponement invoked by the Sellers shall be automatically rescinded and the Sellers shall be obligated to supply Gas to the Buyer in accordance with the terms of this Agreement.

2.3.5	In the event that the Sellers notify the Buyer they have elected not to carry out or complete the Expansion Project pursuant to Article 2.3.3(b), the Buyer shall be entitled within one hundred and eighty (180) days from the date of such notice, to terminate this Agreement, by not less than twelve (12) Months prior written notice to the Sellers, provided however, that if prior to the specified termination date, Sellers notify the Buyer that they have elected to continue the Expansion Project, the Buyer’s termination notice shall automatically be rescinded, unless prior to such Sellers’ notice the Buyer had already signed a gas sale and purchase agreement with another Gas supplier in relation to the quantities of gas contemplated in this Agreement.

2.3.6	On termination of this Agreement under this Article 2.3, the Parties shall be discharged from any further obligations or liabilities under this Agreement, except for any liability and amounts owing which have accrued up to the date of termination in accordance with the provisions of this Article 2.3.

2.4	Commissioning Period

2.4.1	The Commissioning Period shall be a period commencing on the Availability Date and ending on the earlier of: (i) the date upon which the Buyer and the Sellers complete the commissioning of their respective facilities; and (ii) [***] days following the Availability Date. During such period (the “Commissioning Period”) the Sellers and the Buyer (in liaison with the Transporter) shall in cooperation with each other carry out commissioning activities of their respective facilities.

2.4.2	During the Commissioning Period, the Sellers shall use reasonable endeavors to make available for delivery Specification Gas nominated by Buyer in such quantities and at such rates as may reasonably be requested by Buyer to carry out the commissioning and testing of the Buyer’s Facilities and the relevant parts of the Downstream System.

2.4.3	The Parties shall use reasonable endeavors:

(a)	to co-ordinate their activities in relation to the commissioning of the facilities to the intended effect that, to the extent practicable, the Sellers’ Facilities, the relevant parts of the Downstream System and the Buyer’s Facilities will be commissioned during the Commissioning Period; and

(b)	to facilitate generally the commissioning of each other’s facilities and equipment.

2.5	Information and Inspection

2.5.1	Within thirty (30) days after the Effective Date and at least once in every three (3) month period thereafter until the Availability Date, the Sellers and the Buyer shall meet and:

(a)	the Sellers shall report on and the Parties shall discuss the state of progress of the Sellers’ Facilities and the plans for the development and commissioning of such facilities;

(b)	the Buyer shall report on and the Parties shall discuss the state of progress of the Buyer’s Facilities and the plans for the development and commissioning of such facilities; and

(c)	the Sellers will as soon as possible notify the Buyer of any material change in progress and of any material delay which they become aware of that might cause a delay in the Availability Date.

2.5.2

On the request of Sellers, the Buyer shall allow for the inspection of the progress of the construction and installation of the Buyer’s Facilities, upon reasonable advance request by the Sellers, such inspection to occur during normal working hours and provided Sellers comply with Buyer’s standard safety and security procedures. The inspection shall be coordinated between the Parties and shall be at Sellers’ risk and cost.

2.5.3	On the request of the Buyer, the Sellers shall allow for the inspection of the progress of the construction and installation of the Sellers’ Facilities, upon reasonable advance request by the Buyer, such inspection to occur during normal working hours and provided Buyer complies with Sellers’ standard safety and security procedures. The inspection shall be coordinated between the Parties and shall be at Buyer’s risk and cost.

2.5.4	It is acknowledged and agreed that nothing in this Article 2.5 shall oblige either Party to do or omit to do anything which would:

(a)	breach or otherwise adversely affect any bona fide commitment of confidentiality owed to any Person; or

(b)	procure or allow any rights of access or inspection in excess of or contrary to such rights as may be legally available to and exercisable by one Party in favor of the other.

2.6	Interim Period

Subject to applicable law and unless otherwise instructed by any governmental body having authority in relation to the supply of Gas under this Agreement (including any Allocation Order):

2.6.1	During the period commencing on the Interim Period Commencement Date and ending on the Interim Period End Date (the “Interim Period”), the supply by the Sellers of Gas to the Buyer under this Agreement shall be subject to the obligation of the Sellers (and the Yam-Tethys Partners as applicable) to supply Gas pursuant to the Existing Agreements in accordance with this Article 2.6.

2.6.2	For each Day of the Interim Period the allocation of Gas available for delivery from the Reservoir through the Sellers’ Facilities to customers in Israel shall be made as follows:

(a)	in the event that the aggregate nominations for any Hour of such Day made by the buyers under the Existing Agreements and the buyers under the Sellers’ Additional Agreements (including Buyer’s Proper Nominations under this Agreement) do not exceed the Maximum Hourly Peak Capacity, the Sellers shall make available for delivery to the Buyer the quantity Properly Nominated by the Buyer for such Hour (calculated as one twenty-fourth (1/24) of the Buyer’s Proper Nomination for such Day);

(b)	in the event that the aggregate nominations for any Hour of such Day made by the buyers under the Existing Agreements and the buyers under the Sellers’ Additional Agreements (including Buyer’s Proper Nominations under this Agreement) exceed the Maximum Hourly Peak Capacity, the Sellers shall deliver Gas as required to meet in full the nominations of the buyers under the Existing Agreements, in priority to delivering Gas to the Buyer under this Agreement and to other buyers under the other Sellers’ Additional Agreements; and

(c)	from the remaining quantity of Gas available for delivery by the Sellers for any Hour of such Day (if any) after allocating the quantities pursuant to Article 2.6.2(b), the Sellers shall make available for delivery to the Buyer a quantity of Gas to be calculated based on the ratio between: (i) the Buyer’s Proper Nomination for such Hour (calculated as one twenty-fourth (1/24) of the Buyer’s Proper Nomination for such Day) under this Agreement; and (ii) the total cumulative nominations for such Hour made to the Sellers by all the buyers under the Sellers’ Additional Agreements (including the Buyer);

(d)	the supply of Gas by the Sellers on any Hour of such Day to other customers in Israel under any spot sales or gas sale agreements (which are not Existing Agreements or Sellers’ Additional Agreements), shall be effected only after the obligation of the Sellers (and the Yam-Tethys Partners as applicable) to supply Gas under the Existing Agreements and under the Sellers’ Additional Agreements is complied with in full.

2.6.3	In relation to the supply of Gas by the Sellers to customers in Israel during the Interim Period, and unless otherwise agreed with the Buyer, the Sellers shall not:

(a)	add any new gas sale and purchase agreements to the list of Existing Agreements;

(b)	add any new gas sale and purchase agreements to the Sellers’ Additional Agreements, except if such new agreements fall within the maximum permitted hourly quantity of the Sellers’ Additional Agreements pursuant to Article 1.1.99;

(c)	deliver, pursuant to the Existing Agreements and the Sellers’ Additional Agreements, quantities in excess of the daily or hourly quantities they are required to deliver thereunder, except if the delivery of such excess quantities during the Interim Period will be subordinate to the Proper Nominations of the Buyer;

(d)	amend the Existing Agreements by increasing the daily or hourly quantities that the buyers under the Existing Agreements may nominate, except if the delivery of such additional quantities during the Interim Period will be subordinate to the Proper Nominations of the Buyer; or

(e)	amend the Sellers’ Additional Agreements by increasing the daily or hourly quantities that the buyers under the Sellers’ Additional Agreements may nominate except if such additional quantities fall within the maximum permitted hourly quantity of the Sellers’ Additional Agreements pursuant to Article 1.1.99 or if the delivery of such additional quantities during the Interim Period will be subordinate to the Proper Nominations of the Buyer.

2.6.4	For the avoidance of doubt it is hereby clarified that any Existing Agreement may be amended by extending the duration or increasing the total contract quantity of such agreement, provided however that during the Interim Period the daily or hourly quantity under an Existing Agreement of any buyer shall not be increased above the levels prior to such amendment (without duplication).

2.6.5	Until the Interim Period End Date, the Sellers shall have no liability to the Buyer for any portion of the Buyer’s Proper Nomination that the Sellers did not deliver to the Buyer when allocating deliveries in accordance with the provisions of Article 2.6.2(c) (such quantities shall hereinafter be referred to as “Permitted Delivery Reduction”).

2.6.6	Notwithstanding Article 2.6.5, in the event of Shortfall Gas during the Interim Period the following provisions shall apply:

(a)	[***], there shall be no Permitted Delivery Reductions and the provisions of Articles 17.1-17.2 shall apply;

(b)	[***], the Permitted Delivery Reduction shall apply and the portion of the Buyer’s Proper Nomination that was not tendered for delivery less the Permitted Delivery Reduction will constitute Shortfall Gas and the provisions of Articles 17.1-17.2 shall apply.

2.6.7	[***], and on such Day the Sellers have not made such quantities available for delivery to the Buyer then the provisions of Articles 17.1-17.2 shall apply.

2.6.8	At the Buyer’s request, the Sellers will provide the Buyer a written certificate duly signed by an officer of the Sellers’ Coordinator on behalf of all the Sellers, confirming that the allocation of Gas was made in accordance with the provisions of this Article 2.6.

2.6.9	In the event that the Buyer disputes the Sellers’ confirmation as to the allocation of Gas with respect to any Day during the Interim Period, the Buyer may, by written notice to the Sellers, require the matter to be referred for determination by the Expert pursuant to Article 19.3, such Expert to be an independent, certified public accountant. The Expert determination shall be made, if any, once for any Calendar Quarter during the Interim Period.

2.6.10	The Expert shall review the relevant information and records of the Sellers for the sole purpose of verifying the Sellers’ confirmation in relation to the allocation of Gas during the relevant period. The Sellers shall make available to the Expert details of the daily and hourly quantities that each buyer is entitled to nominate under the Existing Agreements and the Sellers’ Additional Agreements, and such other information as may be reasonably be required by the Expert for the purposes of this determination, provided however, that all information, data or documentation disclosed or delivered to the Expert in consequence of or in connection with the Expert’s appointment hereunder, shall be treated as confidential and shall not be disclosed or delivered to the Buyer or any other third party in any circumstances, unless such disclosure is required by a competent authority or for the purpose of a Dispute under this Agreement.

2.6.11	In the event that the Expert determines that the quantity of Gas actually allocated to the Buyer during such period is less than [***] of the quantity of Gas that was due to the Buyer pursuant to Article 2.6, then the Sellers shall bear and pay the costs and expenses of such Expert Determination, notwithstanding the provisions of Article 19.3.3(c) and the provisions of Articles 17.1-17.2 shall apply to such under-delivery.

2.6.12	In the event that the Expert determines that the quantity of Gas actually allocated to the Buyer during such period is [***] or more of the quantity of Gas due to the Buyer pursuant to Article 2.6, then Buyer shall bear and pay the costs and expenses of such Expert Determination, notwithstanding the provisions of Article 19.3.3(c).

2.7	The Expansion Project

2.7.1

In the event the Sellers Sanction the Expansion Project by April 30, 2013 they shall so notify the Buyer and shall employ reasonable endeavors to implement the Expansion Project in accordance with the provisions of this Article 2.7. For the purposes of this Article 2.7 “Sanction” means the approval by the Sellers, in accordance with the terms of the joint operating agreement between the

Sellers relating to Sellers’ Petroleum Rights, of the program and budget for the Expansion Project. It is clarified that in the event the Sellers do not Sanction the Expansion Project, the Sellers will not be required to carry out the Expansion Project.

2.7.2	The Sellers shall keep the Buyer informed on a periodical basis as to the progress of the Expansion Project, including the estimated timetable for its completion.

2.7.3	The Expansion Project shall be subject to the satisfaction of the following conditions (the “Expansion Conditions”):

(a)	the receipt by the Sellers of all the regulatory approvals that are required (if required) in relation to the Expansion Project, from the Natural Gas Authority, Minister of Energy and Water Resources, the Petroleum Commissioner, including any approvals required for the installation and operation of storage facilities in the Yam-Tethys Reservoir, and other significant regulatory approvals identified by the Sellers during the course of the approval of the Expansion Project, in a form and on terms reasonably acceptable to the Sellers (excluding building permits); and

(b)	land on shore in Israel to the extent required for the construction of the facilities contemplated in the Expansion Project, shall be made available to the Sellers on terms reasonably acceptable to the Sellers.

2.7.4	Sellers shall employ reasonable endeavors to procure that the Expansion Conditions are satisfied as soon as possible but in any event before April 30, 2013. The Sellers shall keep the Buyer informed on a periodical basis as to progress made towards achieving the Expansion Conditions.

2.7.5	In the event that the Sellers Sanction the Expansion Project by April 30, 2013, however, the Expansion Conditions have not been satisfied by such date, the Sellers may notify the Buyer that the Sanction is subject to the Expansion Conditions.

2.7.6	In the event that (i) the Sellers did not Sanction the Expansion Project by April 30, 2013; or (ii) the Sellers Sanctioned the Expansion Project but the Expansion

Conditions were not satisfied or waived by the Sellers by July 31, 2013; the Buyer shall be entitled within one hundred and eighty (180) Days from such date to terminate this Agreement, by not less than twelve (12) Months prior written notice to the Sellers, provided however, that if prior to the specified termination date, the Sellers notify the Buyer that the Sellers have Sanctioned the Expansion Project and that the Expansion Conditions are satisfied or waived by the Sellers, the Buyer’s termination notice shall automatically be rescinded, unless prior to the date of Sellers’ notice the Buyer had already signed a gas sale and purchase agreement with another Gas supplier in relation to the quantities of gas contemplated in this Agreement.

2.7.7	In the event that following the Buyer’s termination notice under Article 2.7.6 the Sellers Sanction the Expansion Project, and the Expansion Date has not occurred within thirty six (36) Months from the date on which the Expansion Conditions have been satisfied or waived by the Sellers (except to the extent such delay was caused by an event of Force Majeure) Sellers shall be liable for Shortfall Gas, and the provisions of Articles 17.1 - 17.2 shall apply, subject to the Sellers’ limitation of liability as set out in Article 17.3.6.

2.7.8	It is hereby clarified that in the event that the Sellers are delivering Gas from the Reservoir to the Ashdod Delivery Point or any other Delivery Point, at peak rates of at least [***] MMBTU per Hour in a reliable and consistent manner, by any means other than those contemplated in the Expansion Project, then in such circumstances the Expansion Date shall be deemed to have occurred as of such date.

2.7.9	In the event that the Sellers Sanction the Expansion Project but the Expansion Date has not occurred within thirty six (36) Months from the date on which the Expansion Conditions have been satisfied or waived by the Sellers (except to the extent such delay was caused by an event of Force Majeure) Sellers shall be liable for Shortfall Gas, and the provisions of Articles 17.1 - 17.2 shall apply, subject to the Sellers’ limitation of liability as set out in Article 17.3.6.

2.7.10	In the event that the Sellers Sanction the Expansion Project but the Expansion Date has not occurred within forty eight (48) Months from the date the

Expansion Conditions have been satisfied or waived by the Sellers (except to the extent such delay was caused by an event of Force Majeure), then the Buyer shall be entitled within one hundred and eighty (180) days from such date to terminate this Agreement, by prior written notice to the Sellers of not less than twelve (12) Months and not more than twenty (24) Months, provided however, that if prior to the specified termination date, the Interim Period End Date occurs, the Buyer’s termination notice shall automatically be rescinded, unless prior to the Interim Period End Date the Buyer had already signed a gas sale and purchase agreement with another Gas supplier in relation to the quantities of gas contemplated in this Agreement.

2.7.11	If the Delivery Point for the Expansion Project is not the Ashdod Delivery Point, the Sellers shall provide written notice to the Buyer and shall specify in such notice the selected Delivery Point and the estimated timetable for the completion of the Expansion Project in such circumstances. In the event that the Sellers notify the Buyer that the Expansion Date with respect to such selected Delivery Point shall not occur within forty eight (48) Months from the date the Expansion Conditions have been satisfied, the Buyer shall be entitled within twelve (12) Months from the date of such notice to terminate this Agreement, by not less than twelve (12) Months prior written notice to the Sellers, provided however, that if prior to the specified termination date, the Sellers notify the Buyer that the Expansion Date is expected to occur within forty eight (48) Months from the date the Expansion Conditions have been satisfied, the Buyer’s termination notice shall automatically be rescinded, unless prior to the date of such notice the Buyer had already signed a gas sale and purchase agreement with another Gas supplier in relation to the quantities of gas contemplated in this Agreement.

2.7.12	In the event that the Delivery Point for the Expansion Project is not the Ashdod Delivery Point and the Agreement was not terminated in accordance with Article 2.7.11, but the Expansion Date has not occurred within the time period stipulated in the Sellers’ notice of the Delivery Point pursuant to Article 2.7.9 (except to the extent such delay was caused by an event of Force Majeure) Sellers shall be liable for Shortfall Gas, and the provisions of Articles 17.1 - 17.2 shall apply, subject to the Sellers’ limitation of liability as set out in Article 17.3.6.

2.7.13	It is agreed that any failure or delay in obtaining any building permits or other approvals that may be required for the construction and operation of the facilities contemplated in the Expansion Project, which failure or delay could not have been prevented or overcome by the exercise by the Sellers of the standard of a Reasonable and Prudent Operator, will constitute an event of Force Majeure and the provisions of Article 16 will apply.

2.7.14	For the avoidance of doubt it is hereby clarified that the Interim Period is not included in the definition of Contract Year and therefore:

(a)	during the Interim Period the provisions regarding of Articles 9.1-9.4 shall be suspended and shall not apply until the Interim Period End Date;

(b)	any Make-Up or Carry Forward Aggregate existing on the Interim Period Commencement Date shall stand to the credit of the Buyer following the Interim Period End Date (e.g. if on December 31, 2014, the Buyer is entitled to Carry Forward Aggregate in respect of 2014 and the Interim Period commences in 2015 and ends in 2016, the calculation of the Contract Years in which the Make-Up or Carry Forward Aggregate may be used shall resume as of 2017); and

(c)	during the Interim Period the Buyer shall be entitled to [***].

2.7.15	Notwithstanding the provisions of Article 2.7.14, in the event that the Interim Period continues after [***] and the Buyer did not terminate this Agreement in the circumstances of Article 2.7.6, 2.7.10 or 2.7.11, then the Sellers may, by a written notice to the Buyer, request that the provisions of Article 9 (Take or Pay) shall apply for the period commencing on such date until the end of the Contract Period, subject to an adjustment of the MBQ in accordance with the Sellers’ ability to deliver Gas on a firm basis during the remaining Contract Period (“Take or Pay Adjustment”). If within ninety (90) Days of Sellers’ notice, the Parties fail to agree on the Take or Pay Adjustment, then either Party shall be entitled to terminate this Agreement by a ninety (90) Days prior written notice to the other Party.

2.8	The Second Period

2.8.1	The Buyer will have the right to reduce the DCQ, ACQ and TCQ by serving on the Sellers the Reduction Notice in accordance with this Article 2.8 (the “Reduction Option”).

2.8.2	The exercise of the Reduction Option will be made by written notice to be delivered by the Buyer to the Sellers (the “Reduction Notice”):

(a)	no earlier than the fourth (4th) anniversary of the Commencement Date or January 1, 2018 (whichever is later); and

(b)	no later than the seventh (7th) anniversary of the Commencement Date; or December 31, 2020 (whichever is later).

2.8.3	During the Second Period the DCQ, ACQ and TCQ shall be as follows:

(a)	DCQ = ADQ x 0.5/0.6

Where:

DCQ means the Daily Contract Quantity (DCQ) for the Second Period;

ADQ means the average daily Gas consumption of the Buyer pursuant to this Agreement during the thirty six (36) Months preceding the Month in which the Reduction Notice was delivered to the Sellers, calculated as follows:

ADQ = SCQ/1,095

Where SCQ means (i) the cumulative quantity of Gas delivered by the Sellers to the Buyer pursuant to this Agreement during the thirty six (36) Month period preceding the Month in which the Reduction Notice was delivered to the Sellers, plus (ii) all quantities that the Sellers did not deliver to the Buyer due to Force Majeure causing a material reduction of the quantities delivered to the Buyer; less (iii) any quantity of Gas that was delivered to the Buyer by the Sellers and sold or otherwise transferred during such period in accordance with Article 3.2.

(b)	The ACQ during the Second Period will be calculated by reference to the new DCQ calculated in accordance with Article 2.8.3(a).

(c)	The TCQ shall be reduced by an amount calculated as follows:

RTCQ = RD x (DCQ – RDCQ)

Where RTCQ is the amount by which the TCQ will be reduced;

RD means the number of Days from the first Day of the Second Period until the sixteenth (16th) anniversary of the Commencement Date;

DCQ means the Daily Contract Quantity (DCQ) for the First Period (referred to in Article 6.2.2);

RDCQ means the revised DCQ calculated in accordance with Article 2.8.3(a).

(d)	The quantities referred to in Articles 9.2.2 and 9.3.4 will be reduced in accordance with the Reduction Ratio.

(e)	“RR” or “Reduction Ratio” means the ratio between the DCQ in the Second Period calculated in accordance with Article 2.8.3(a) and the DCQ for the First Period (referred to in Article 6.2.2).

2.8.4	In the event the Buyer does not deliver to the Sellers the Reduction Notice during the period specified in Article 2.8.2, the Reduction Option shall terminate and the DCQ, ACQ and TCQ (including the quantities specified in Article 2.8.3(d)) will not be reduced or amended in accordance with this Article 2.8.

2.9	Termination

2.9.1	Without prejudice to any other rights that the Sellers may have under this Agreement or pursuant to applicable law, the Sellers may terminate this Agreement by giving the Buyer not less than ninety (90) Days prior written notice, in the following circumstances, unless such act, failure or circumstance is remedied or cured within such notice period (in addition to the notice periods listed below):

(a)	the Buyer fails to provide or renew the Credit Cover, or fails to replenish the amount secured under such Credit Cover in accordance with the requirements of Article 20; and

(b)	in the event of a breach by the Buyer of any of its material representations, warranties, covenants or obligations contained in this Agreement, which shall not have been cured within ninety (90) Days after written notice thereof shall have been received by the Buyer.

2.9.2	Without prejudice to any other rights that the Buyer may have under this Agreement or pursuant to applicable law, the Buyer may terminate this Agreement by giving the Sellers not less than ninety (90) Days prior written notice in the following circumstances, unless such act, failure or circumstance is remedied or cured within such notice period (in addition to the notice periods listed below):

(a)	the Sellers fail to pay to the Buyer the amount specified in Article 17.2.5 within ninety (90) Days after written notice thereof shall have been received by the Sellers from the Buyer; and

(b)	in the event of a breach by any of the Sellers of any of their material representations, warranties, covenants or obligations contained in this Agreement, which shall not have been cured within ninety (90) Days after written notice thereof shall have been received by the Sellers.

2.9.3	If the Sellers are unable to deliver on a permanent basis a material part of the Specification Gas Properly Nominated by the Buyer and if in such circumstances the Buyer will have the right to terminate this Agreement, the Buyer may at its discretion elect to terminate this Agreement only with respect to the quantities the Sellers are unable to supply or in its entirety.

2.9.4	Without derogating from the specific termination events specified in this Article 2.9, the Sellers and the Buyer agree that they will not exercise any termination rights under this Agreement or law, except in relation to significant breaches of a material provision of this Agreement.

2.9.5	Any termination of this Agreement shall not affect any rights or obligations, which may have accrued prior to such termination.

2.9.6	Any notice of termination of this Agreement by the Sellers shall be given by the Sellers to the Buyer as a single notice binding on all the Sellers on the same terms and being expressed to terminate this Agreement in respect of each of the Seller’s Percentages and in respect of the Sellers’ Interest.

2.9.7	Any notice of termination of this Agreement by the Buyer shall be given by the Buyer to the Sellers jointly binding on all the Sellers on the same terms and being expressed to terminate this Agreement in respect of the Sellers’ Interest and in respect of each of the Sellers in relation to its respective Seller’s Percentage, except that in circumstances where the grounds for any such notice of termination are applicable to any one or more of the Sellers, but not all the Sellers, then such notice shall not have effect if, before its expiry, the Seller (or Sellers) in respect of which such notice has been served shall have signed an agreement or deed providing for the transfer of the relevant Seller’s Percentage or as the case may be respective Seller’s Percentage under this Agreement to another Seller or Sellers, or to other transferees, subject to and in compliance with the provisions of Article 18 or if the Sellers agree to continue to supply Buyer’s Proper Nominations.

2.10	Contract Adjustment

2.10.1	If at any time following the Effective Date a Price Control Event occurs, the Sellers may, at their sole and absolute discretion, within twelve (12) months from such occurrence, by written notice to the Buyer, request a review and a reasonable and appropriate adjustment of the relevant term or terms of this Agreement in a way that preserves the commercial balance of the Parties pursuant to this Agreement as at the date prior to such Price Control Event (the “Contract Adjustment”). For the avoidance of doubt, [***].

2.10.2	Within thirty (30) Days after the Sellers request for a Contract Adjustment, the Buyer and the Sellers shall meet and negotiate in good faith the Contract

Adjustment, it being agreed that each Party will be allowed to present all arguments and matters that it deems necessary in relation to such proposed adjustment (if any).

2.10.3	If within sixty (60) Days of Sellers’ request, the Parties fail to agree on a Contract Adjustment, the matter shall (at the request of either Party) be referred to Arbitration pursuant to Article 19.4.

2.10.4	Upon the determination of any Contract Adjustment (if applicable) as agreed to by the Parties or as determined (if at all) in the Arbitration, and subject to the provisions of Article 2.9.5, any such adjustment shall apply and come into force and effect as of the date of the Price Control Event subject to the provisions of Article 2.10.5. In the event that either Party believes that the Arbitration award contradicts or is in violation of applicable law, then such Party shall be entitled to forthwith apply to a competent court to request the annulment of the award (including against the enforceability of the award until final judgment is given).

2.10.5	For the avoidance of doubt it is hereby clarified that this Article 2.10 is subject to applicable Law, and that any Contract Adjustment pursuant to this Article 2.10 shall not be made in such a manner as shall cause a breach or violation of the applicable Law.

3.	Agreement for Sale and Purchase

3.1	Agreement

Subject to the terms of this Agreement, the Sellers agree to deliver and sell and the Buyer agrees to take and pay for or, if not taken, pay for Gas, in such quantities, at such times and in such manner as shall be provided for in this Agreement.

3.2	Uses

The Buyer shall use the Gas purchased under this Agreement solely for consumption by the Buyer and its Affiliates in the Buyer’s Facilities and will not resell or otherwise transfer it to others, except as detailed in Articles 3.2.1-3.2.2 below:

3.2.1	Buyer will be entitled in any Year to resell a quantity of Gas not exceeding fifteen percent (15%) of the applicable ACQ to Distribution Network Consumers;

3.2.2	Buyer may [***];

3.2.3	If so required pursuant to the terms of article [***]. At the request of the Sellers, the Buyer will provide the Sellers with [***].

4.	Warranties Covenants and Taxes

4.1	Sellers’ Warranties and Covenants

4.1.1	Without prejudice to any obligation of the Sellers under this Agreement, each of the Sellers (as to its Seller’s Percentage) warrants and represents to the Buyer as of the Effective Date, as follows:

(a)	Title to all Specification Gas sold and delivered by such Seller under this Agreement shall, upon delivery, be free from all liens, charges, encumbrances and adverse interests of any and every kind arising by, through or under such Seller;

(b)	It is duly organized and validly existing under the laws of the jurisdiction of its formation and it has the legal right, power and authority to conduct its business and execute and deliver this Agreement and observe and perform its obligations under this Agreement;

(c)	The entry by it into and performance of this Agreement is within its power and has been duly authorized by all necessary action on its part and shall not breach any law or determination or provision applicable to its governing documents;

(d)	This Agreement constitutes a legal, valid and binding act and obligation enforceable against such Seller in accordance with the terms of this Agreement;

(e)	The execution, delivery, and performance by such Seller of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (with the giving of notice or the passage of time or both): (i) conflict with the charter documents of such Seller, (ii) violate any provision of any law, rule, or regulation applicable to such Seller, (iii) violate any order, judgment, or decree applicable to such Seller, or (iv) conflict with, or result in a breach or default under, any agreement or other instrument to which such Seller is a party or by which it may be bound;

(f)	There is no claim filed, action, lawsuit, arbitration, proceeding, or investigation pending or, to the knowledge of such Seller, threatened against such Seller which might bring into question the validity of this Agreement or the consummation of the transaction contemplated by this Agreement; and

(g)

The Seller nor any director, officer, employee or subsidiary company of such Seller has not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e. any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Israel or the United States of America (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, U.S.C. §78dd-1, et seq.); (ii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; or (iii) the principles described in the United Nations Convention Against Corruption, which entered into force on December 14, 2005. Each Seller shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such Seller of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. For the purposes of the above warranty, each Seller shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; (ii) furnish applicable documentary support for such response upon request from such other

Party; (iii) maintain adequate internal controls, properly record and report all transactions; and (iv) comply with the laws applicable to it. Each Seller acknowledges and confirms that: (i) each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding action undertaken under this Agreement; (ii) No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

4.1.2	Each of the Sellers (as to its Seller’s Percentage) covenants with the Buyer to use reasonable endeavors to obtain and maintain all licenses, permits, consents and approvals required from time to time during the Contract Period to permit the performance of its obligations hereunder.

4.2	Buyer’s Warranties and Covenants

4.2.1	The Buyer warrants and represents to the Sellers as of the Effective Date, as follows:

(a)	It has the right for the whole of the Contract Period to purchase Specification Gas from the Sellers in accordance with the terms of this Agreement; and

(b)	It is duly organized and validly existing under the laws of the jurisdiction of its formation and it has the legal right, power and authority to conduct its business and execute and deliver this Agreement and observe and perform its obligations under this Agreement;

(c)	Its entry into and performance of this Agreement is within its power and has been duly authorized by all necessary action on its part and shall not breach any law or determination or provision applicable to its governing documents;

(d)	This Agreement constitutes a legal, valid and binding act and obligation enforceable against it in accordance with the terms of this Agreement;

(e)	The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transaction contemplated by this Agreement do not and will not (with the giving of notice or the passage of time or both): (i) conflict with the charter documents of Buyer, (ii) violate any provision of any law, rule, or regulation applicable to Buyer, (iii) violate any order, judgment, or decree applicable to Buyer, or (iv) conflict with, or result in a breach or default under, any agreement or other instrument to which Buyer is a party or by which it may be bound;

(f)	There is no claim filed, action, lawsuit, arbitration, proceeding, or investigation pending or, to the knowledge of Buyer, threatened against Buyer which might bring into question the validity or propriety of this Agreement or the consummation of the transaction contemplated by this Agreement; and

(g)

Neither Buyer nor any director, officer, employee or subsidiary of the Buyer has made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e. any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Israel or the United States of America (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, U.S.C. §78dd-1, et seq.); (ii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; or (iii) the principles described in the

United Nations Convention Against Corruption, which entered into force on December 14, 2005. The Buyer shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by the Buyer of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. For the purposes of the above warranty, the Buyer shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; (ii) furnish applicable documentary support for such response upon request from such other Party; (iii) maintain adequate internal controls, properly record and report all transactions; and (iv) comply with the laws applicable to it. Buyer acknowledges and confirms that: (i) each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding action undertaken under this Agreement; (ii) No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

4.2.2	The Buyer covenants with the Sellers that throughout the Contract Period, the Buyer shall:

(a)	Not agree to or (to the extent that it is within its power to prevent) permit any amendment or modification of the GTA whereby the Buyer’s ability to perform its obligations under this Agreement may be prevented or materially adversely affected and shall observe and perform all terms thereof and exercise its rights thereunder in such manner as to secure that the terms and provisions of this Agreement shall be performed; and

(b)	Use reasonable endeavors to obtain and maintain all licenses, permits, consents and approvals required from time to time during the Contract Period to permit the performance of the Buyer’s obligations hereunder.

4.3	Taxes and Royalties

4.3.1	Each of the Sellers as to its Seller’s Percentage shall pay or cause to be paid all royalties, taxes, duties, levies and other sums arising in respect of production, transportation, gathering, processing and handling of Natural Gas before delivery by such Seller to the Buyer at the Delivery Point.

4.3.2	The Buyer shall pay or cause to be paid all taxes, duties, levies and other sums arising in respect of receipt, processing, handling and transportation of Natural Gas at or after delivery to the Buyer by each of the Sellers at the Delivery Point.

4.3.3	Notwithstanding the above, the Buyer shall also bear and pay or (as the case may be) promptly reimburse each of the Sellers in respect of any:

(a)	Value Added Tax payable pursuant to Israeli Law in relation to Gas sold by such Seller to the Buyer under this Agreement;

(b)	Excise Duty payable pursuant to the Excise Law on Fuels-1958 and Purchase Tax payable pursuant to the Purchase Tax Law-1952 as applicable, and any other similar law, in relation to Gas sold by such Seller to the Buyer under this Agreement; and

(c)	In the event any new taxes are levied by the authorities in Israel after the date hereof on any of the Sellers in respect of production, transportation, gathering, processing and handling of Natural Gas before delivery by the Sellers to the Buyer at the Delivery Point (“New Taxes”), the Sellers may increase the Contract Price by up to [***] in each [***] year period to reflect the financial impact of such New Taxes. If such New Taxes are in excess of [***] of the Contract Price in each [***] year period and the Sellers do not wish to bear the New Taxes in excess of [***] of the Contract Price, the Sellers shall so notify the Buyer and if within thirty (30) days of such notice the Parties have not reached an agreement with respect to a price adjustment above [***], then either Party shall be entitled to terminate this Agreement by ninety (90) Day written notice to the other.

4.4	Indemnities and Acknowledgements

4.4.1	Each of the Sellers as to its Seller’s Percentage shall indemnify and hold harmless the Buyer against any and all loss, damage and expense of every kind on account of:

(a)	adverse claims relating to such Seller’s title to any or all Gas delivered to the Buyer hereunder; or

(b)	any and all royalties, taxes, duties, levies or other sums which the Sellers are obligated to bear and pay pursuant to Article 4.3.1 above.

4.4.2	The Buyer shall indemnify and hold harmless each of the Sellers as to its Seller’s Percentage against any and all loss, damage and expense of every kind on account of any and all taxes, duties, levies and other sums which the Buyer is obligated to bear and pay pursuant to Articles 4.3.2-4.3.3 above.

4.4.3	Any indemnification payment due from one Party to the other under this Article 4.4, shall be included in the Monthly Statement, unless due to its nature it cannot be so included, in which case, the indemnification payment shall be made within thirty (30) Days of the request of the Party entitled to be indemnified.

5.	Sellers’ Rights, Commingling and Unitization

5.1	Sellers’ Rights

Without relieving Sellers from any of their specific obligations pursuant to this Agreement (including with respect to quantity, quality and pressure as provided in this Agreement), the Sellers shall have the right to:

5.1.1	Determine the manner in which they conduct their physical operations;

5.1.2	Supply Specification Gas for delivery under this Agreement from any source at their sole discretion, including from outside Israel;

5.1.3	Commingle Natural Gas produced pursuant to the Sellers’ Petroleum Rights with Natural Gas produced from any other source or sources subject specifically to the pressure and quality requirements provided in this Agreement;

5.1.4	Pool, combine or unitize all or any part of the Sellers’ Interest with interests in any other licenses or leases; and

5.1.5	Enter into agreements to supply third parties with Natural Gas from any of its licenses and leases, (including from the Sellers’ Petroleum Rights), or elsewhere.

6.	Quantities and Nominations

6.1	The ACQ

For each Contract Year the “Annual Contract Quantity” (or “ACQ”) shall be equal to the aggregate of the respective DCQs applicable on each Day during that Contract Year.

6.2	The DCQ

Except as otherwise provided for in this Agreement, the “Daily Contract Quantity” or “DCQ” shall be as follows:

6.2.1	In respect of each Day of the Commissioning Period, the DCQ shall be zero (0).

6.2.2	In respect of each Day of the period commencing on the Commencement Date and ending on the last Day of the First Period, the DCQ shall be [***] MMBTU.

6.2.3	In respect of each Day of the Second Period (if applicable), the DCQ shall be reduced in accordance with Article 2.8.

6.2.4	The Buyer [***].

6.3	Deliveries

6.3.1	In respect of each Day during the Commissioning Period, the Sellers shall use reasonable endeavors to make available for delivery at the Delivery Point the quantities of Specification Gas nominated by the Buyer up to the DCQ specified in Article 6.2.2, in accordance with the provisions of Article 2.4.

6.3.2	In respect of each Day as of the Commencement Date and until the end of the Contract Period, the Sellers shall make available for delivery at the Delivery

Point the quantities of Specification Gas Properly Nominated for delivery by the Buyer and the Buyer shall take delivery of the quantities so delivered. The Sellers will use reasonable endeavors to deliver the Properly Nominated quantities evenly over the Day, such that the quantity delivered in each Hour shall be equal to the Properly Nominated quantity for such Day divided by twenty four (24).

6.3.3	Notwithstanding the aforementioned, in the event that any governmental body having authority in relation to the supply of Gas under this Agreement, issues, imposes, or enacts any decree, ruling, declaration, regulation, order, directive, instruction or other legally binding instrument (collectively: “Allocation Order”) which affects the sale or delivery of Gas by the Sellers to the Buyer under this Agreement, then in such circumstances the Sellers’ obligations and undertakings pursuant to this Agreement will be subject to such Allocation Order and the Sellers shall have no liability to the Buyer for complying with such Allocation Order.

6.4	Operational Delivery Tolerance

The Parties agree that the following operational tolerance will apply in respect of deliveries that fall short of, or exceed, the quantity Properly Nominated on any Day by up to [***] (“Daily Delivery Tolerance”) but not more than [***], so that if an under-delivery does not exceed the Daily Delivery Tolerance it shall be deemed to have been caused by Force Majeure; and if an over-delivery does not exceed the Daily Delivery Tolerance the Buyer shall be deemed to have Properly Nominated it. [***].

6.5	Nomination Procedures

6.5.1	Not later than 14:30 hours on the Wednesday immediately preceding the beginning of each Month, the Buyer shall give notice to the Sellers of the quantity of Specification Gas it then forecasts to be required in respect of each Day of that Month. This forecast is indicative and non-binding.

6.5.2	Not later than 14:30 hours on the Wednesday immediately preceding each Week, the Buyer shall give notice to the Sellers of the quantity of Specification Gas it then forecasts to be required in respect of each Day of that Week. This forecast is indicative and non-binding.

6.5.3	Not later than 14:30 hours on each Day, the Buyer shall give notice to the Sellers nominating the quantity of Specification Gas it requires to be delivered at the Delivery Point in respect of the immediately following Day. This nomination will be binding and final, subject to variations in accordance with Articles 6.5.4 and 6.5.5.

6.5.4	The Buyer shall be entitled by notice to the Sellers once for any Day to vary the quantities of Specification Gas so nominated pursuant to Article 6.5.3 for any such Day by the following amounts, subject to the following notice periods:

(a)	Buyer shall be entitled to increase the quantity of Specification Gas nominated for such Day by not more than [***], provided that such notice is given not less than [***] Hours before the Hour from which the variation is to commence; and

(b)	Buyer shall be entitled to decrease by the quantity of Specification Gas nominated for such Day by not more than [***] provided that such notice is given not less than [***] Hours before the Hour from which the variation is to commence, and provided in each case that any such variation complies with Article 6.6.

6.5.5	The Buyer may at any time request variations in the Proper Nomination at a shorter notice than prescribed in Article 6.5.4, provided such variation complies with Article 6.6.2 and the Sellers shall use reasonable endeavors to comply with the variation so requested, it being specifically agreed that the Sellers’ failure to comply with the variation so requested shall not constitute Shortfall Gas.

6.5.6	In the event that the Buyer does not make a Proper Nomination in respect of any Day pursuant to this Article 6.5, the Buyer shall be deemed to have nominated a quantity equal to the quantity Properly Nominated in the preceding Day.

6.5.7	If, during any Day a Force Majeure event occurs which results in the Sellers or Buyer being unable to make available for delivery or take Gas in accordance with a Proper Nomination, then until the cessation of the Force Majeure:

(a)	Until the expiration of the period covered by a Proper Nomination that was made prior to the occurrence of the Force Majeure event, such Proper Nomination shall be in effect; and

(b)	Thereafter, during the continuation of the Force Majeure event, the Proper Nomination with respect to each Day shall be deemed to be a quantity equal to the applicable DCQ.

6.5.8	Notwithstanding the above, in the event that nomination procedures are imposed on the Parties by the Transporter which are inconsistent with the nomination procedures specified in this Article 6.5, the Parties shall revise the nomination procedures set out in this Article 6.5 so as to make them consistent with those imposed by the Transporter provided that the Sellers shall not be required to agree to procedures which are more onerous on the Sellers than the procedures specified in Article 6.5. In default of agreement between the Parties on such revisions, either Party may, by notice to the other, require the matter to be referred for determination by the Expert pursuant to Article 19.3.

6.5.9	Without derogating from the provisions of this Article 6.5, during the Interim Period, the following procedures shall apply:

(a)	the Sellers will use reasonable endeavors to provide Buyer with prior notice of any significant expected reduction of the supply of Gas to the Buyer in accordance with the provisions of Article 2.6.2, and notice of the quantity of Specification Gas the Sellers forecast to be available for delivery to the Buyer during any Month of the Interim Period;

(b)	each Day after receiving the nominations from all the buyers pursuant to the Existing Agreements and Sellers’ Additional Agreements, the Sellers shall notify the Buyer of any Hours in the immediately following Day in which the aggregate nominations from all the buyers pursuant to the Existing Agreements and Sellers’ Additional Agreements are expected to exceed the Maximum Hourly Peak Capacity, and if so Sellers shall also inform Buyer of the quantity of Gas that will be available for delivery to the Buyer in the immediately following Day pursuant to the Proper Nominations of the Buyer hereunder;

6.5.10	For the avoidance of doubt, the provisions of Article 8.1 shall apply to all forecasts and estimations provided pursuant to this Article 6.5 and shall not derogate from, nor add to, the Parties’ respective obligations and liabilities to deliver or take quantities of Gas under this Agreement.

6.6	Proper Nominations

6.6.1	For the purposes of this Agreement, “Proper Nomination” means a nomination which has been made in accordance with the requirements of Articles 6.5.3, 6.5.4, 6.5.5 or 6.5.7 and Articles 6.6.2 and 6.6.3. “Properly Nominated” means in relation to a quantity of Gas in respect of any Day, the Proper Nomination.

6.6.2	A Proper Nomination made by the Buyer in respect of any Day shall not exceed the DCQ.

6.6.3	All nominations or notifications of quantities of Specification Gas under this Agreement shall (except where the context otherwise requires) be made in MMBTU.

6.6.4	The Buyer shall take at the Delivery Point the quantities of Specification Gas Properly Nominated by the Buyer and tendered for delivery by the Sellers in respect of such Day.

6.6.5	Following the Expansion Date, Buyer may nominate additional volumes above the applicable DCQ and in the event that the Sellers have available uncontracted capacity in Sellers’ Facilities, Sellers may elect to comply with such nomination of additional volumes on such terms as will be agreed by the Parties.

6.7	Planned Maintenance

6.7.1	When the Sellers are preparing to conduct maintenance, repair, modification, installation of new equipment, or replacement of Sellers’ Facilities (“Maintenance”) that would require a reduction in the ability to deliver Specification Gas under this Agreement, the Sellers shall use reasonable endeavors to give at least sixty (60) Days prior written notice to the Buyer of the period (“Maintenance Period”) during which they intend to conduct such Maintenance.

6.7.2	The Maintenance Period may not exceed [***] consecutive Days in any Year and [***] Days in aggregate in any [***] consecutive Years. It is hereby clarified that in the event that either Party conducts Maintenance for a period that exceeds the Maintenance Period as above, then such excess Maintenance Days shall not constitute as a Maintenance Period under this Agreement.

6.7.3	The Maintenance notice shall specify the DCQ that Sellers’ estimate will be made available to Buyer during the Maintenance Period.

6.7.4	Nothing in this Agreement shall prohibit or impede Sellers or Buyer from carrying out the Maintenance or from reducing the DCQ for each Day during the Maintenance Period to the levels specified in the notice of Maintenance. The Buyer shall make nominations in respect of any Day during the Maintenance Period by reference to such reduced DCQ.

7.	Facilities

7.1	Sellers’ Facilities

The Sellers shall throughout the Contract Period, construct, install and maintain the Sellers’ Facilities in accordance with the standard of a Reasonable and Prudent Operator.

7.2	Buyer’s Facilities

The Buyer shall throughout the Contract Period, construct, install and maintain the Buyer’s Facilities in accordance with the standard of a Reasonable and Prudent Operator.

8.	Exchange of Information

8.1	Forecasts

8.1.1	The Buyer shall provide to the Sellers, during each Month of September during the Contract Period: (i) a written forecast of the quantities of Specification Gas, which it reasonably expects to nominate during the next succeeding Year; (ii) a written forecast of the quantities of Specification Gas, which it reasonably expects to nominate during each Month of the next succeeding Year; and (iii) a written program of proposed operations for each Month during the following Year, which shall include details of any proposed Maintenance programs in accordance with Article 6.7.

8.1.2	During each Month of the Interim Period the Sellers shall [***] pursuant to this Agreement during the next succeeding Month.

8.1.3	All information, estimates and forecasts to be provided under this Agreement shall be provided in good faith, but neither Party shall be liable for the accuracy of any estimate or forecast made under this Agreement nor shall any such forecast vary the respective rights and obligations of the Parties hereunder.

8.1.4	All information, estimates and forecasts given or work undertaken under this Agreement shall be at the expense of the providing Party.

8.1.5	It is agreed that the provisions of this Agreement granting either Party directly or indirectly, rights to receive information, access, visit, monitoring and inspection or to any other source of information, will not grant the receiving Party access to information regarding the competitors of the receiving Party or their mode of operation.

8.2	Information and Access

8.2.1	It is acknowledged and agreed that nothing in this Article 8 shall oblige either Party to do or omit to do anything which would:

(a)	breach or otherwise adversely affect any bona fide commitment of confidentiality owed to any Party; or

(b)	procure or allow any rights of access or inspection in excess of or contrary to such rights as may be legally available to and exercisable by one Party in favor of the other.

8.2.2	Notwithstanding the provisions of Article 8.3, it is agreed that all information, forecasts and estimates provided pursuant to Article 8 shall be kept confidential by the receiving Party and shall not be disclosed to any Person without the prior written consent of the providing Party.

8.3	Confidentiality

8.3.1	The terms and conditions of this Agreement and all information disclosed hereunder (including any disclosures made during any Arbitration or Expert Determination) shall until three (3) Years after this Agreement has terminated be treated as confidential. Except as provided in Article 8.3.2, such terms and conditions shall not be disclosed in whole or in part by either Party and such information shall not be disclosed in whole or in part by the Party receiving the same to any other Person without the prior consent of the disclosing Party (such terms and conditions and such information being herein called “Disclosed Information”).

The expression Disclosed Information shall not include any information which (when used or disclosed) has been made public other than through a breach of this Agreement or has been or could have been lawfully acquired (other than pursuant to the provisions of this Article 8.3) by the Party or Person using the same or to whom disclosure is made.

8.3.2	Notwithstanding the provisions of Article 8.3.1, neither Party shall be required to obtain the prior consent of the other in respect of disclosure of Disclosed Information:

(a)	to directors or employees of a Party and of Affiliates of such Party, provided that the Buyer or the Sellers (as the case may be) shall use reasonable endeavors to ensure that such Persons keep the Disclosed Information confidential on the same terms as are provided in this Article 8.3;

(b)	to Persons professionally engaged by or on behalf of such Party, provided that such Persons shall be required by such Party to undertake to keep such information confidential and be bound by confidentiality provisions substantially the same as those contained in this Article 8.3;

(c)	to any government department or any governmental or regulatory agency or body having jurisdiction over such Party, including the anti-trust commissioner, the petroleum commissioner and the securities authority, but only to the extent that such Party is legally compelled to make such disclosure;

(d)	to any Person to whom such disclosure is required under Israeli electricity regulations, as in force from time to time, including to the System Manager as defined under such electricity regulations and the Public Utilities Authority – Electricity, to the extent necessary;

(e)	to any: (i) lending or other financial institution (including rating agencies); or (ii) to any bona fide intending assignee of the whole or any part of the rights and interests of such Party under this Agreement but only in respect of such proposed assignment and subject to such intending assignee first agreeing with such Party to be bound by confidentiality provisions not less restrictive than those contained in this Article 8.3;

but (in either case) only to the extent required in connection with obtaining such finance or in respect of such proposed assignment and subject to such institution or intending assignee first agreeing with such Party to be bound by confidentiality provisions substantially the same as those contained in this Article 8.3;

(f)	to the extent required by any applicable laws, rules and regulations of any recognized stock exchange or to the extent required by any lawful subpoena or other process in connection with any judicial, arbitral, or administrative proceeding;

(g)	to the Transporter, but only to the extent such disclosure is required;

Provided, that in respect of Articles 8.3.2(b) - 8.3.2(g) the disclosing Party: (i) shall keep the disclosure of Disclosed Information limited to the extent reasonably necessary for the purpose for which it is disclosed, (ii) shall wherever practicable and permissible, in advance of such disclosure (or if this is not practicable or permissible as soon as reasonably practicable or permissible thereafter), notify the other of such disclosure (and the extent thereof) and the identity of the Person(s) to whom disclosure was made, and (iii) shall so far as practicable minimize the further disclosure of the Disclosed Information.

8.3.3	Subject to Article 8.3.2 above, neither the Buyer nor the Sellers shall make any public representations, statements or announcements relating to this Agreement without the prior written approval of the other, such approval not to be unreasonably withheld.

9.	Take or Pay

9.1	The Adjusted ACQ and Minimum Bill Quantity

9.1.1	For each Contract Year, the “Adjusted Annual Contract Quantity” and the “Minimum Bill Quantity” shall be calculated in accordance with the following provisions.

9.1.2	The Adjusted Annual Contract Quantity (or “Adjusted ACQ”) shall be a quantity of Gas equal to the ACQ applicable for the relevant Contract Year less the sum of the following:

(a)	the aggregate of the quantities of Gas Properly Nominated by the Buyer for delivery during the relevant Contract Year which the Sellers did not for any reason make available for delivery (including without limitation failure to deliver as a result of Force Majeure and Sellers’ Maintenance Periods) except any quantities that the Sellers did not deliver in the circumstances of Article 11.5.2 and any failure by the Buyer to take delivery of Gas Properly Nominated and tendered for delivery in accordance with this Agreement;

(b)	the aggregate of the quantities of Gas Properly Nominated by the Buyer for delivery during the relevant Contract Year which the Buyer did not take and was excused from taking due to Off-Spec Gas; and

(c)

the aggregate of the quantities of Gas Properly Nominated by the Buyer for delivery during the relevant Contract Year which the Buyer did not take: (i) for reasons for which it was excused from liability under Article 16 (including deemed nominations under Article 6.5.7); (ii) due to [***]. For the purposes of this Article, the Daily quantities of Specification Gas that were Properly Nominated by the Buyer during periods for which it was excused from liability as aforesaid shall be equal to [***]. The Buyer will provide Sellers notice of any

[***] within seven (7) Days of its occurrence and if the Buyer fails to do so it shall not be entitled to any reduction of the ACQ in respect of any quantities of Specification Gas it could not take due to such maintenance or curtailment.

9.1.3	The “Minimum Bill Quantity” (or “MBQ”) shall be a quantity of Gas equal to:

(a)	For all Contract Years during the First Period, [***] of the Adjusted ACQ applicable for each such Contract Year; and

(b)	For all Contract Years during the Second Period, [***] of the Adjusted ACQ applicable for each such Contract Year.

9.2	Carry Forward Aggregate

9.2.1	If and to the extent that in any Contract Year the aggregate of the quantities of Gas taken and paid for by the Buyer under this Agreement (excluding any quantity of Gas in respect of which the Buyer shall receive a credit pursuant to Article 9.4) exceeds [***] of the applicable ACQ, then such amount shall be classified as “Carry Forward” in respect of such Contract Year.

9.2.2	Any quantity so classified as Carry Forward in respect of any Contract Year together with any Carry Forward so classified in respect of the [***] previous Contract Years shall (save to the extent of any use thereof pursuant to Article 9.3) be known as the “Carry Forward Aggregate” in force at any time or from time to time.

9.3	Take or Pay

9.3.1	In respect of each Contract Year the amount of the Minimum Bill Quantity which has not been taken by the Buyer in such Contract Year under this Agreement shall be known as the “Annual Take or Pay Quantity” for such Contract Year.

9.3.2	In respect of any Contract Year for which there arises an Annual Take or Pay Quantity, such quantity shall be reduced by a quantity of Carry Forward Aggregate not exceeding a maximum amount of [***] of the applicable ACQ and:

(a)	any remaining amount of such Annual Take or Pay Quantity shall be known as the “Net Annual TOP Quantity”; and

(b)	such use of Carry Forward Aggregate shall be deemed to be a recovery of Carry Forward Aggregate by the Buyer to the extent of such use and the outstanding balance (if any) of Carry Forward Aggregate shall be reduced commensurately.

9.3.3	In respect of any Contract Year for which there arises a Net Annual TOP Quantity, the Buyer shall make payment to the Sellers at the volume weighted arithmetic average price for the relevant Contract Year for any such Net Annual TOP Quantity.

9.3.4	The Net Annual TOP Quantity in respect of such Contract Year together with the Net Annual TOP Quantity in respect of the [***] previous Contract Years not already recovered pursuant to the provisions of Article 9.4 shall be known as “Make-Up Aggregate”.

9.4	Recovery of Make-Up Aggregate

9.4.1	The Buyer shall be entitled to recover Make-Up Aggregate without additional cost in accordance with the provisions of this Article 9.4 hereinafter. In relation to each Contract Year, at the commencement of which any Make-Up Aggregate exists, the Buyer shall receive a quantity credit (in MMBTU) in respect of any Gas taken and paid for by the Buyer in excess of the MBQ in the relevant Year up to the balance of the then outstanding Make-Up Aggregate.

9.4.2	The quantities to be used in so reducing the Make-Up Aggregate shall be established by applying the first in first out principle to the quantities constituting the Make-Up Aggregate.

9.4.3	The quantity credit in respect of any Gas taken and paid for by the Buyer in excess of the MBQ and up to the balance of the then outstanding Make-Up Aggregate mentioned in Article 9.4.1, shall be converted to a monetary credit by multiplying such quantity with the Contract Price in effect at the time Buyer recovered such Make-Up Aggregate.

9.4.4	The monetary credit calculated in accordance with Article 9.4.3 shall be taken into account in the Annual Reconciliation Statement in respect of such Year.

9.4.5	Any such credit to the Buyer shall be deemed to be a recovery of Make-Up Aggregate by the Buyer to the extent of the quantity corresponding to such credit and the outstanding balance (if any) of Make-Up Aggregate shall be reduced commensurately.

9.4.6	Notwithstanding the foregoing provisions of this Article 9.4, if at what would otherwise be the end of the Contract Period there is any Make-Up Aggregate outstanding, then, at Sellers’ option, which will be notified to Buyer by not later than one hundred and twenty (120) Days before the end of the Contract Period:

(a)	This Agreement shall not terminate on that date but shall continue in full force and effect for a number of Days equal to the Make-Up Aggregate divided by [***] of the DCQ in effect during the last Contract Year or twelve (12) Months, whichever is shorter. During this period, the provisions of this Agreement will continue to apply mutatis mutandis (in order to avoid any doubt, Article 9.3 will not apply); or

(b)	On the last Day of the month immediately following the month in which such termination occurs the Sellers shall [***].

9.5	Assignment of [***]

9.5.1	The Buyer may assign: [***], subject to the following provisions:

(a)	the assignment will only be made with respect to [***].

(b)	[***].

9.5.2	It is hereby clarified that the [***] will expire at the end of the [***].

10.	Price and Price Adjustment

10.1	Calculation of Contract Price

10.1.1	The Contract Price of Gas delivered pursuant to this Agreement (the “Contract Price”) shall be calculated in accordance with this Article 10.

10.1.2	The Price Formula

The Contract Price in New Israeli Shekels (NIS) per MMBTU for each Price Period during the Contract Period shall be calculated in accordance with the following formula:

CP = [***]

Where:

CP is the Contract Price for the applicable Price Period expressed in NIS (New Israeli Shekels) per MMBTU.

BP is the agreed base price of [***] per MMBTU.

PT is the average of the Production Cost Tariff (“Weighted Average Production Price” on Table 1-6.3 of the PUA publications) published by the Public Utilities Authority – Electricity that is in effect on the last day of the Price Period.

PT0 is [***];

NS means the arithmetic average of the Representative Rate for all the Days of the Price Period;

NS0 is [***] NIS/USD;

Indicator means PT and NS.

10.2	Prices

10.2.1	Gas delivered under the terms of this Agreement shall be paid for at the Contract Price unless specified otherwise in this Agreement.

10.2.2	The Contract Price will include all the amounts due to the Sellers for delivery of the Gas and providing the associated services as described in this Agreement, including the price of the energy content of the Gas, fees for capacity, processing, treatment, transportation, pressure reduction and measurement of the Gas prior to its delivery at the Delivery Point, and for the nomination procedures described in Article 6.5.

10.2.3	Notwithstanding the provisions of Article 10.1 above, the Contract Price in US Dollars calculated based on the Representative Rate as at the date of the Monthly Statement shall not be less than five U.S. Dollars and twenty Cents (US$5.20) per MMBTU (the “Floor Price”) provided however that:

(a)	If at any time during the Contract Period the Contract Price calculated in accordance with Article 10.1.3 is less than five U.S. Dollars and twenty Cents (US$5.20) for a period of six (6) consecutive Months, then the Floor Price immediately following such six month period shall be reduced to five U.S. Dollars (US$5.00); and

(b)	If at any time following: (i) the reduction of the Floor Price under Article 10.2.3(a); or (ii) the increase of the Floor Price under Article 10.2.3(c); the Contract Price calculated in accordance with the formula described in Article 10.1.3 is less than five U.S. Dollars (US$5.00) for a period of six (6) consecutive Months, then the Floor Price immediately following such six (6) month period shall be reduced to four U.S. Dollars and seventy Cents (US$4.70).

(c)	If at any time following the reduction of the Floor Price under Article 10.2.3(b) the Contract Price calculated in accordance with the formula described in Article 10.1.3 is equal to or more than five U.S. Dollars (US$5.00) for a period of six (6) consecutive Months, then the Floor Price immediately following such six (6) month period shall be increased to five U.S. Dollars (US$5.00); and

(d)

If at any time following: (i) the reduction of the Floor Price under Article 10.2.3(a); or (ii) the increase of the Floor Price under Article 10.2.3(c); the Contract Price calculated in accordance with the formula described in

Article 10.1.3 is equal to or more than five U.S. Dollars and twenty Cents (US$5.20) for a period of six (6) consecutive Months, then the Floor Price immediately following such six (6) Months period shall be increased to five U.S. Dollars and twenty Cents (US$5.20).

(e)	The calculation of the Floor Prices as above will be based on the Representative Rate as at the date of the Monthly Statement for the relevant Price Period.

10.2.4	Gas delivered in reduction of the Shortfall Aggregate under the provisions of Article 17 shall be paid for at the following prices:

(a)	Gas delivered in reduction of the First Shortfall Aggregate under the provisions of Article 17.2.2 shall be paid for at a price (herein called the “First Shortfall Price”) that is equal to: (i) during the period prior to [***]; (ii) during the period following the [***]; (iii) during the [***]; and (iv) during the period following the [***].

(b)	Gas delivered in reduction of the Second Shortfall Aggregate under the provisions of Article 17.2.2 shall be paid for at a price (herein called the “Second Shortfall Price”) that is equal to: (i) during the period prior to the first (1st) anniversary of the Availability Date- ninety percent (90%) of the Contract Price; (ii) during the period following the first (1st) anniversary of the Availability Date until the Interim Period Commencement Date- seventy five percent (75%) of the Contract Price; (iii) during the Interim Period- ninety percent (90%) of the Contract Price; and (iv) during the period following the Interim Period End Date - seventy five percent (75%) of the Contract Price.

10.3	Figures for Calculation of Indicator

10.3.1	All intermediate calculations to ascertain the Contract Price under this Agreement shall be made to five (5) places of decimals, without rounding and the final product shall then be rounded to the fourth decimal. A figure of five (5) (or more) in the fifth place of decimals shall cause a rounding up of the fourth decimal.

10.3.2	All prices calculated in accordance with this Article 10 are exclusive of all taxes and duties, and shall be payable in accordance with Article 11.

10.3.3	In the application of the formula set out in Article 10.1, the latest figures for the relevant period needed to calculate an Indicator which are available on the first Day of each Price Period shall be used (whether the same are published in final or in provisional form) and the values so obtained shall not be adjusted consequent upon such figures being subsequently published in amended form except only:

(a)	in those specified circumstances and in the manner set out in Articles 10.4 and 10.5; or

(b)	in the event that figures which are then published in provisional form are subsequently published in final form within two (2) Months after such quoted price is first quoted.

10.4	Unavailability or Change in Basis of or Error in Indicator

10.4.1	If during any Price Period in the opinion of either Party:

(a)	the Indicator is permanently not available (or the Parties are unable to agree whether it is only temporarily unavailable);

(b)	the Indicator contains an error in any of the relevant figures required to calculate such Indicator; or

(c)	the basis of calculation of the Indicator is so changed as to affect materially the validity of price comparison or index comparison over time;

then either Party may, not later than the end of the relevant Price Period, give notice to the other of such opinion and the Parties shall jointly endeavor to agree upon whether such opinion is valid and if so to agree upon an appropriate amendment to or replacement of such Indicator (or any such figure).

10.4.2	To the extent that the Parties have been able to agree upon an amended or replacement of the relevant Indicator (or figure), it shall be used in the calculation of the Contract Price for the relevant Price Period and subsequent Price Periods and shall not subsequently be amended in respect of the Price Periods for which it is used, even though the relevant Indicator (or figure) subsequently becomes available or is corrected.

10.4.3	If the Parties are unable to agree whether the Indicator (or figure) is unavailable, is erroneous or has been changed, within ninety (90) days from the date of the notice given under Article 10.4.1, the matter shall (at the request of either Party) be referred to Arbitration pursuant to Article 19.4.

10.4.4	In any Arbitration pursuant to Article 10.4:

(a)	If the issue referred to Arbitration is the establishment of an appropriate replacement of the Indicator pursuant to Article 10.4.1(a), the Arbitrator(s) shall determine a replacement Indicator (being an index price or series of prices or combination of indices as close as possible in type and use to the Indicator required to be replaced, with such adjustments only thereto as may be necessary to reflect more closely the movements of such Indicator) and shall in the same manner (if required) provide an appropriate value to be used as a substitute Indicator.

(b)	If it is agreed or determined that the circumstances set out in Article 10.4.1(b) have occurred, the Arbitrator(s) shall provide a determination to correct the error including a substitute Indicator, if applicable.

(c)	If it is agreed or determined that the circumstances set out in Article 10.4.1(c) have occurred, the Arbitrator(s) shall determine such adjustments to be made to the Indicator (and if appropriate its substitute Indicator) as may be required to restore the validity of price or index comparison over time or, if this is not possible, the Arbitrator(s) may determine an alternative Indicator together with an appropriate value to be used as its denominator in the manner described in Article 10.4.4(a).

(d)	If it is determined by the Arbitrator(s) that the Indicator is only temporarily unavailable as described in Article 10.4.1(a), then Article 10.5 shall apply, if it is determined that the Indicator has not been computed in error or has not materially changed as described in Articles 10.4.1(b) and 10.4.1(c), then the Contract Price for the Price Period in respect of which the reference to the Arbitration has been made shall be calculated in accordance with Article 10.1.3 as if no reference to the Arbitration had been made whereupon no subsequent reference to the Arbitration under Article 10.4 may be made in respect of such Price Period by such Party.

10.4.5	If for any of the reasons specified in Article 10.4 the Contract Price cannot be calculated when required, then a Provisional Contract Price shall be calculated in accordance with the provisions of Article 10.5.

10.4.6	It is agreed that a change of name of the Indicator shall not in itself be taken to be a reason for reference to Arbitration as a Dispute under this Article 10.4.

10.5	Provisional Contract Price

10.5.1	If due to the unavailability of information, Sellers are unable to calculate the Indicator under Article 10.3 or if the Buyer has notified the Sellers in writing that it does not agree with the Sellers’ calculation of the Contract Price within fourteen (14) Days of receipt of the Sellers’ calculation pursuant to Article 10.1.3, then:

(a)	a price (herein referred to as the “Provisional Contract Price”) shall be calculated as provided in Article 10.5.2; and

(b)	if for any reason the Provisional Contract Price cannot be calculated as mentioned in Article 10.5.1(a), then the Contract Price for the immediately preceding Price Period shall be used as the Provisional Contract Price for the current Price Period;

and until the Contract Price can be calculated and subject to retrospective adjustment as hereinafter provided, the Provisional Contract Price for such Price Period shall be deemed to be the Contract Price for such Price Period for all purposes of this Agreement.

10.5.2	The Provisional Contract Price shall be calculated in the same manner as the Contract Price pursuant to this Article 10, but using in respect of any figure used to calculate an Indicator for use in the said formula which is not available or is the subject of dispute under this Article 10, the latest undisputed figure from the specified publication or same authority which was available prior to the disputed figure.

10.5.3	Once the Indicator and figures required to calculate the Contract Price for any Price Period have all become available and any dispute in respect thereof has been finally settled, the Contract Price shall be calculated for such Price Period and shall take effect retrospectively from the commencement of such Price Period and any overpayment or underpayment hereunder made due to the application of the Provisional Contract Price shall be shown in the next Monthly Statement following calculation of the Contract Price and shall be paid or credited with interest calculated at the rate of [***] from the date of any overpayment or underpayment to the date of credit or payment (as applicable) applying the agreed or determined Contract Price for such Price Period.

11.	Billing and Payment

11.1	Monthly Statements

11.1.1	Not later than the tenth (10th) of each Month from the Commencement Date, the Sellers shall render to the Buyer a statement (“Monthly Statement”) which shall show for the preceding Month, inter alia, the information specified in Article 11.1.2.

11.1.2	The information referred to in Article 11.1.1 is:

(a)	The Contract Price applicable to that Month;

(b)	In each Day of that Month: the quantity of Gas expressed in MMBTU (calculated in accordance with its Higher Heating Value) delivered to the Buyer at the Delivery Point and the Proper Nomination for such Day;

(c)	Any reductions to the ACQ which are to be made in respect of any Day or Days in that Month (showing the reasons for such reductions);

(d)	The balance of any First Shortfall Aggregate and Second Shortfall Aggregate outstanding at the end of that Month;

(e)	Any sum due and owing to the Buyer under the provisions of Article 12 at the end of that Month;

(f)	The sum due and owing to the Sellers (obtained in accordance with all relevant provisions of this Agreement) in respect of Gas delivered hereunder at the Delivery Point during that Month showing the respective apportionment (if applicable) of such sum at the respective prices applicable pursuant to the terms of this Agreement;

(g)	Any other sum or sums due and owing at the end of that Month from either Party to the other under this Agreement;

(h)	The net sums payable by the Buyer to each of the Sellers or by each of the Sellers to the Buyer after taking account of all the foregoing matters set out in this Article 11.1;

(i)	The applicable taxes including Value Added Tax and Excise Tax, if any, that are billable to Buyer or Sellers (as applicable) pursuant to applicable legislation or to this Agreement. Value Added Tax and Excise Tax (if any) will be expressed and paid by the Buyer to the Sellers in Israeli currency calculated in accordance with the Representative Rate known on the date of the tax invoice; and

(j)	Any other items reasonably requested by the Buyer and approved by Sellers, such approval not to be unreasonably withheld.

11.2	Annual Reconciliation Statements

11.2.1	As soon as practicable after each Year but no more than ninety (90) Days after the end of the Year, the Sellers shall render to the Buyer a statement (herein called the “Annual Reconciliation Statement”) which shall show for the preceding Year (inter alia) the information specified in Article 11.2.2.

11.2.2	The information referred to in Article 11.2.1 is:

(a)	The total quantity of Gas Properly Nominated by the Buyer in that Year and the total quantity of Gas expressed in MMBTU delivered hereunder to the Delivery Point in that Year;

(b)	The Adjusted ACQ for that Year showing in detail the reductions made from the ACQ in conformity with the terms of this Agreement to arrive at the Adjusted ACQ;

(c)	The quantities of Gas for which the Buyer should have paid at the prices prescribed therefore and the quantities for which it has in fact paid at such prices;

(d)	The balance of Make-Up Aggregate remaining at the end of that Year;

(e)	The balance of Carry Forward Aggregate remaining at the end of that Year;

(f)	The Minimum Bill Quantity, the Annual Take or Pay Quantity and the Net Annual TOP Quantity for that Year (if any);

(g)	All and any sums due and owing from either Party to the other in respect of that Year or any previous Year;

(h)	The net sums (if any) payable by the Buyer to each of the Sellers or by each of the Sellers to the Buyer as at the end of that Year after taking account of all the foregoing matters set out in this Article 11.2.2;

(i)	The applicable taxes including Value Added Tax and Excise Tax, if any, that are billable to Buyer or Sellers (as applicable) pursuant to applicable legislation or to this Agreement. Value Added Tax and Excise Tax (if any) will be expressed and paid in Israeli currency calculated in accordance with the Representative Rate known on the date of the tax invoice;

(j)	Any amounts due to the Buyer for reimbursement of payments for Off-Spec Gas pursuant to Article 12.2; and

(k)	Any other items reasonably requested by the Buyer and approved by Sellers, such approval not to be unreasonably withheld.

11.2.3	If the Sellers have not rendered such Annual Reconciliation Statement within ninety (90) Days from the end of the relevant Year, then the Buyer shall be entitled to do so within thirty (30) Days thereafter.

11.3	Payment Dates

11.3.1	By the later of thirty (30) Days after the end of each Month or twenty (20) Days after the Buyer has received the Sellers’ Monthly Statement for the preceding Month, the Buyer shall pay to each of the Sellers, or each of the Sellers shall pay to the Buyer (as the case may be), in funds available to the recipient on the day of payment, the sum set out in such Monthly Statement.

11.3.2	Within thirty (30) Business Days following the receipt of the Annual Reconciliation Statement, the Buyer shall pay to each of the Sellers or each of the Sellers shall pay to the Buyer (as the case may be), in funds available to the recipient on the day of payment, the sum (if any) set out therein for the preceding Year.

11.4	Payments

11.4.1	Payments under this Agreement shall be made in US Dollars calculated on the Representative Rate known on the date of issuance of the Monthly Statement by direct bank transfer or equivalent instantaneous transfer of funds to each of the Sellers or Buyer (as applicable) at such place in the U.S., Europe or Israel as the recipient may request or such other place as may be agreed (such agreement not to be unreasonably withheld).

11.4.2	In the event any Seller requests that any payments to be made by the Buyer to such Seller hereunder be made in Israeli currency it shall submit its invoice in Israeli currency and Buyer shall comply with such request and make such payment in Israeli currency.

11.4.3	If the due date as specified above is not a Business Day, then the due date shall be deferred to the next Business Day.

11.4.4	Subject to the timely provision to the paying Party (which for the purposes of this Article will include the Buyer or each of the Sellers, as applicable) of appropriate withholding tax exemptions approvals, all payments made under this Agreement shall be made without withholding or deduction for, or on account of any taxes, duties, assessments or governmental charges of any nature imposed or levied by or on behalf of any authority having power to tax, unless such withholding or deduction is required by law. For the removal of doubt it is clarified that if such appropriate withholding tax exemptions approvals are not provided, the Buyer or the Sellers (as applicable) may withhold from payments due to the other Party, amounts as required by applicable law.

11.4.5	In the event that any payments due to be paid by a Party hereunder are subject to Value Added Tax under Israeli law, such Value Added Tax will be paid by such Party to the other Party in accordance with Article 11.3 at the prevailing legal rate, against procurement of a tax invoice (heshbonit mas) as required by Israeli law.

11.4.6	Any other tax or payment which is to be borne or paid by either Party in accordance with Article 4.3 above, shall be paid by the relevant Party on the date for payment of Monthly Statements in which such tax or payment was included or by not later than three (3) Business Days prior to the date on which such amount is to be transferred to the tax authorities pursuant to the applicable law, whichever is earlier.

11.5	Failure to Pay

11.5.1	Should either the Buyer or any of the Sellers fail to make payment to the other of any sum due hereunder, interest thereon shall accrue at the rate per annum equal to [***] from the date when such payment is due hereunder until the same is made, except with respect to amounts [***].

11.5.2	In the event of failure to pay any amount when due pursuant to this Agreement, then the Party to whom such sum is due and owing may on seven (7) Business Days written notice to the other Party of the intention so to do, suspend delivery or receipt, as the case may be, of Specification Gas hereunder except if the [***]. If such failure to pay continues for fourteen (14) Days from the applicable due date, the Party to whom the sum is due and owing may also, on ninety (90) Days written notice to the other Party, terminate this Agreement except if the [***]. The exercise of such rights shall not constitute a waiver of, nor in any way, prejudice other remedies available to the Party to whom such sum is due and owing.

11.6	Disputed Amounts

11.6.1

In the event that the Buyer disputes any sum set out in any Monthly Statement or any Annual Reconciliation Statement or the Sellers dispute any sum set out in any Annual Reconciliation Statement prepared by the Buyer in accordance with Article 11.2.3 (including, for the avoidance of doubt, any amount either Party wishes to set off from any amounts due to the other), the Party [***]

hereto, and shall concurrently give written notice to the other Party of the nature and extent of such dispute.

11.6.2	Within fourteen (14) Days after such payment due date, the Parties shall meet to seek to resolve such dispute, but if within thirty (30) Days after such payment due date the Parties have not resolved such dispute, then either Party may refer such dispute to Arbitration in accordance with Article 19.4.

11.6.3	Within seven (7) Business Days after such dispute is resolved or determined, the corresponding payment or repayment (as the case may be) due from one Party to the other shall be made together with interest at the rate set out in Article 11.5 from the applicable due date to the date of such payment or repayment.

11.7	Examination

The Parties shall each have the right, upon reasonable notice and at reasonable hours, to examine the books, records and charts of the other Party relevant to this Agreement to the extent necessary to verify the accuracy of any accounting statement, charge, calculation, determination or claim made pursuant to any of the provisions of this Agreement subject to the following:

11.7.1	Such books, records and charts need not be preserved longer than a period of twelve (12) Months after the end of the Year to which such books records or charts refer unless they relate to an outstanding bona fide dispute.

11.7.2	If any such verification involves the examination of confidential documents not solely relating to the sale of Specification Gas hereunder, the requesting Party shall have the right to require the auditors of the other Party to provide a certified extract of the documents excluding such non-relating matters and the costs of preparing such extract shall be borne by the requesting Party unless it is established that there was an error in any such accounting statement, charge calculation, determination or claim in an amount exceeding five percent (5%) of the total amount due in the relevant Monthly Statement in which event the cost thereof shall be borne by the other Party.

11.7.3	If any such examination reveals any inaccuracy in any invoice or financial statement theretofore rendered, the Party to whom the resulting payment or repayment is due shall within seven (7) Business Days after the date that such inaccuracy is discovered but not later than two (2) Years after the date of the relevant statement or invoice, submit to the other Party a statement showing all necessary adjustments to the former bill or financial statement. Within fourteen (14) Business Days after the amount due is established (by agreement or determination by Arbitration in accordance with Article 19.4) the Party from whom payment is due shall make payment or repayment (in accordance, mutatis mutandis, with the provisions of Articles 11.4 and 11.5 above) of the sum so due.

11.7.4	Such right to examine must be exercised within twelve (12) Months after the end of the Year to which the books, records or charts being examined refer.

12.	Quality

12.1	Specification

Natural Gas tendered for delivery under this Agreement shall at the Delivery Point be in accordance with the specification set out in Schedule 8 (“Specification”) and the requirements of the Transporter as in effect on the date hereof. The Parties will use reasonable endeavors to ensure that the requirements of the Transporter are substantially similar to those set out in Schedule 4 and in particular do not exceed the range set out therein for hydrocarbon dewpoint and water dewpoint.

12.2	Failure to Conform

12.2.1	If at any time the Natural Gas tendered for delivery at the Delivery Point is Off-Spec Gas, any Party that becomes aware that such Natural Gas is Off-Spec Gas shall promptly notify the Transporter and the other Party in accordance with Article 12.3. The Buyer shall have the right to accept or reject such Off-Spec Gas subject to the following provisions of this Article 12.2. To the extent the Buyer is notified by the Transporter that Natural Gas tendered for delivery by the Sellers is Off-Spec Gas, the Buyer shall so notify the Sellers, provided that a bona fide failure of the Buyer to issue such notice to the Sellers shall not be deemed to a breach of this Agreement by the Buyer and shall not impose any liability whatsoever on the Buyer.

12.2.2	Upon becoming aware that the Natural Gas tendered for delivery at the Delivery Point is Off-Spec Gas, the Sellers shall promptly use all reasonable endeavors to remedy such failure so as to make available Specification Gas.

12.2.3	The Buyer may refuse to take all or any part of the Off-Spec Gas until the deficiency has been remedied, but any such refusal shall not constitute a waiver nor affect any other rights or remedies of the Buyer in respect of such failure on the part of the Sellers to tender for delivery Specification Gas.

12.2.4	If the Buyer takes Off-Spec Gas supplied by the Sellers without being aware that it is Off-Spec Gas, the Sellers’ sole liability to the Buyer and Buyer’s sole remedy in respect of such Off-Spec Gas will be to reimburse Buyer for all reasonable costs and expenses that Buyer actually incurs in:

(a)	mitigating the damage to Buyer’s Facilities and the Downstream System; and

(b)	cleaning and clearing required as a direct result of the Off-Spec Gas taken, of the Buyer’s Facilities and the Downstream System and the repairing of damage to such facilities arising as a direct result of the Off-Spec Gas taken, provided however, that the Sellers’ total liability in any Year for any and all costs and expenses with respect to the circumstances set out in Article 12.2.4, shall be limited to [***].

12.2.5	If the Buyer takes Off-Spec Gas after becoming aware that it is Off-Spec Gas then the Sellers shall have no liability to the Buyer as a consequence of the Buyer taking such Off-Spec Gas.

12.3	Determination

12.3.1	Any difference between the Parties, which may arise in respect of the quality of the Natural Gas, shall (at the request of either Party) be referred to Expert Determination in accordance with Article 19.3.

12.3.2	Any difference between the Parties, which may arise in respect of any liabilities, costs, claims and expenses incurred under Article 12.2, shall (at the request of either Party) be referred to Arbitration in accordance with Article 19.4.

13.	Delivery Point

13.1	Delivery Point

13.1.1	“Delivery Point” means the point at the flange between the Sellers’ Facilities and the Transporter’s receiving terminal at any entry point into the Downstream System.

13.1.2	Sellers will be responsible for the transportation of the Gas to the Delivery Point. Buyer will be responsible for taking delivery of the Gas at the Delivery Point and for the transportation of the Gas from the Delivery Point to Buyer’s Facilities, and for any and all costs, tariffs, or levies arising from or applicable to the receipt and transportation of the Gas from the Delivery Point to Buyer’s Facilities, including without limitation any and all fees and tariffs payable to the Transporter (including any and all fees and tariffs payable to the Transporter relating to any connection fees, measurement fees or any other payments of any kind due to the Transporter in connection with the delivery of Gas hereunder).

13.1.3	Specification Gas to be delivered under the terms of this Agreement shall be tendered for delivery by the Sellers to the Buyer at the Delivery Point.

13.2	Property and Risk

Title to Gas and risk of loss of or damage to Gas delivered in accordance with the terms of this Agreement shall pass from the Sellers to the Buyer at the Delivery Point and any liability in respect of such Gas shall also pass at the Delivery Point.

14.	Pressure

14.1	Delivery Pressure

14.1.1	The “Delivery Pressure” means the pressure of the Gas at the Delivery Point specified by the Transporter as of the Effective Date at a pressure sufficient to allow Natural Gas Properly Nominated by Buyer to enter the Downstream System, but shall not exceed a Gauge maximum pressure of eighty (80) Bar.

14.1.2	The Sellers shall tender for delivery Specification Gas at the Delivery Point at the Delivery Pressure.

14.2	Determination

Any difference between the Parties, which may arise in respect of the pressure of the Natural Gas, shall (at the request of either Party) be referred to the Expert for determination in accordance with Article 19.3.

15.	Measurement

15.1	General

Buyer and Sellers agree to determine measurement procedures in consultation with the Transporter and application of good oil and gas industry practices.

15.2	Measurement in Buyer’s Facilities

15.2.1	The Buyer shall at its own cost install, operate and maintain, or cause to be installed, operated and maintained, suitable gas measuring devices, and any other metering devices at the Buyer’s Facilities required for determining the quantity of the Natural Gas supplied by the Sellers to each of the Buyer’s Facilities in accordance with the measurement provisions and procedures determined by the Parties in consultation with the Transporter. Such metering station will be located at or near the flange between the Downstream System and the Buyer’s Facilities.

15.2.2	Buyer shall, or if applicable, ensure that the Transporter shall, periodically calibrate, verify such measurement devices, and shall be responsible for operating the measurement devices to continuously measure and record the quantity of Gas and in accordance with the measurement provisions set out in accordance with Article 15.2.1.

15.2.3	Buyer shall, or if applicable, ensure that the Transporter shall, provide the Sellers with monthly reports no later than seven (7) Days after the end of the applicable Month that will include the daily measurements which were recorded for the relevant Month.

15.3	Disputes

In the event of any dispute concerning the subject matter of Article 15.2, including but not limited to, disputes over the accuracy of measuring devices, their calibration, the result of a measurement, sampling, analysis, computation or method of calculation, such dispute shall be settled in good faith as mutually agreed between the Parties and in consultation with the Transporter, if appropriate. In the absence of such agreement the dispute shall be submitted to Expert Determination pursuant to Article 19.3.

16.	Force Majeure

16.1	Definition

The expression “Force Majeure” means any event or circumstance that is beyond the reasonable control of the Party claiming Force Majeure (acting and having acted as a Reasonable and Prudent Operator) resulting in or causing the failure of a Party to perform any one or more of its respective obligations under this Agreement, which failure could not have been prevented or overcome by the exercise by such Party of the standard of a Reasonable and Prudent Operator, including without limitation: war (declared or undeclared), military action, acts of terrorism, fire, storm, lightning, earthquakes, subsidence; acts or omissions of the government; breakage, or malfunction of, or accidents to machinery, pipelines or facilities; failure of the Transporter to perform due to a force majeure event under the GTA; failure of gas supply due to well non-performance or failure, inability of Sellers to maintain deliverability, reservoir non-performance, blowouts, or any event which is beyond the Sellers’ control acting as a Reasonable and Prudent Operator, that causes or results in a material reduction in the quantity or pressure of Gas in Sellers’ Reservoir and/or following the Interim Period End Date the Yam-Tethys Reservoir. For the avoidance of doubt it is hereby clarified that the following events and circumstances shall not constitute a Force Majeure: changes in market conditions, including changes that directly or indirectly affect the demand for or price of Gas, electricity or any other products manufactured or produced by the Buyer or the Sellers, including inter alia, loss of customers.

16.2	Payments

Notwithstanding anything in this Article 16 (and without prejudice to the generality thereof) neither the Buyer nor the Sellers (as the case may be) shall as the result of Force Majeure be relieved from the duty to pay money which is due or from the liability for failing to make such payment when due.

16.3	Nature of Relief

The Buyer or the Sellers (as the case may be) shall, subject to Article 16.4 and Article 16.5, be relieved from the duty to perform any obligation or undertaking under this Agreement and from any liability resulting from failing to perform such obligation or undertaking, in whole or in part, as follows:

16.3.1	In the case of the Sellers, to the extent that by reason of Force Majeure, any Seller:

(a)	fails to deliver the applicable Seller’s Percentage of the quantities of Specification Gas Properly Nominated for delivery under this Agreement;

(b)	fails to perform any of its other obligations under this Agreement, other than obligations to pay money; or

(c)	is otherwise in breach of any covenant under this Agreement.

16.3.2	In the case of the Buyer, to the extent that by reason of Force Majeure, the Buyer:

(a)	fails to take delivery of Specification Gas Properly Nominated for delivery and properly tendered for delivery under this Agreement;

(b)	fails to perform any of its other obligations under this Agreement; other than obligations to pay money; or

(c)	is otherwise in breach of any covenant under this Agreement.

16.3.3	In the event that either the Buyer or the Sellers shall exercise their respective rights (pursuant to Article 23.1) to perform any obligations under this Agreement by procuring that such obligations are performed by a third party, then the Buyer or the Sellers (as the case may be) shall only be entitled to be relieved from the duty to perform obligations or undertakings under this Agreement and from any liability resulting from failing to perform such obligation or undertaking, in whole or in part, for reasons of Force Majeure to the extent that they acted as a Reasonable and Prudent Operator in appointing such third party and such third party would have been so entitled to such relief if such third party had been the Buyer or the Sellers (as the case may be) under this Agreement. For the avoidance of doubt, any Force Majeure event relating to the Yam-Tethys Facilities, shall constitute a Force Majeure event under this Agreement provided that the occurrence in relation to the Yam-Tethys Facilities would have entitled the Yam-Tethys Partners to such relief if the Yam-Tethys Partners had been the Sellers under this Agreement.

16.4	Notice and Reports

As soon as reasonably possible and in no event later than seven (7) Business Days after the occurrence of a Force Majeure event, the Party claiming relief shall notify the other Parties in writing of the occurrence of such Force Majeure event. This notification shall include reasonable details regarding the nature and consequences of the Force Majeure event. Relief under Article 16.3 shall be effective from the beginning of the Force Majeure event. The Party claiming Force Majeure shall keep the other Parties reasonably informed regarding the steps that it is taking to overcome the effects of the Force Majeure event and its current good faith estimate as to when it will be able to resume performance of its obligations.

16.5	Remedial Steps

As soon as practicable after the occurrence of an event of Force Majeure, the Party claiming relief shall take all reasonable steps in the applicable circumstances to remedy the failure, inability or occurrence, but such Party claiming relief shall not be obligated to:

16.5.1	Incur any extraordinary costs or make more than commercially reasonable investments;

16.5.2	Bring into production any existing or potential reserves not already flowing under this Agreement;

16.5.3	Buy Gas from a third party, or respectively, to sell Gas to a third party; and

16.5.4	Remedy any failure of the Transporter to take delivery of, transport, or deliver Gas in satisfaction of such Party’s obligations respecting a Proper Nomination.

16.6	Access

Upon written request from the other, the Party claiming relief shall as soon as reasonably possible to the extent it is entitled to do so give or procure access or if it is not so entitled shall use reasonable endeavors to procure access (subject in each case to operational constraints) for a reasonable number of representatives of the other Party to examine the scene (if any) of the event or circumstance causing the failure, inability or occurrence (such access to be at the sole risk and cost of the Party seeking access).

16.7	Extended Force Majeure

If by reason of an event of Force Majeure any Party (“Affected Party”) is unable to perform any material obligation required to be performed under this Agreement and such inability to perform continues for a period of two hundred and seventy (270) consecutive Days from the date of commencement of the Force Majeure event, the other Party that has not invoked the Force Majeure may terminate this Agreement by giving a ninety (90) Days prior written notice to the Affected Party and upon the expiration of such notice period this Agreement will terminate without prejudice to any rights of the Parties that have accrued prior to such date, except if, before the specified termination date such Force Majeure event and such inability has ended.

17.	Default

17.1	Shortfall Gas

17.1.1	With effect from the Commencement Date, if the Sellers fail in respect of any Day and/or Month to make available for delivery the quantity of Specification Gas Properly Nominated for delivery, for any reason other than the Buyer’s failure for any reason to take Specification Gas otherwise properly tendered for delivery in accordance with this Agreement, in excess of the Daily Delivery Tolerance and/or the [***], such amount will be “Shortfall Gas” and that part of the Shortfall Gas which (i) does not exceed [***] of the Proper Nomination in respect of that Day; or (ii) is deemed as Shortfall Gas on a monthly basis in respect of the aggregate Proper Nominations made during a certain Month; shall be referred to herein as “First Shortfall Gas” and that part of the Shortfall Gas which exceeds [***] of the Proper Nomination in respect of that Day shall be referred to herein as “Second Shortfall Gas”.

17.1.2	In order to avoid any doubt, Shortfall Gas shall not include any quantity for which the Sellers are relieved from liability in accordance with Article 16 and any Permitted Delivery Reduction pursuant to Article 2.6.5.

17.2	Shortfall Aggregate

17.2.1	The total of First Shortfall Gas in respect of any Month shall be aggregated as at the end of that Month (such aggregate amount together with any additions thereto pursuant to Article 17.2.3 being herein referred to as the “First Shortfall Aggregate”) and the total of Second Shortfall Gas in respect of any Month shall be aggregated as at the end of that Month (such aggregate amount together with any additions thereto pursuant to Article 17.2.4 being herein referred to as “Second Shortfall Aggregate”. The First Shortfall Aggregate and the Second Shortfall Aggregate are collectively referred to as the “Shortfall Aggregate”).

17.2.2

The first Gas delivered after the end of that Month under this Agreement up to an amount equal to the First Shortfall Aggregate which would otherwise be paid for by the Buyer at the Contract Price, shall be paid for at the First

Shortfall Price. The next Gas delivered after the end of that Month under this Agreement up to an amount equal to the Second Shortfall Aggregate which would otherwise be paid for by the Buyer at the Contract Price, shall be paid for at the Second Shortfall Price. The First Shortfall Aggregate and the Second Shortfall Aggregate shall be reduced by the amount of Gas which is paid for at the First Shortfall Price and Second Shortfall Price, respectively.

17.2.3	To the extent that at the end of any Month the First Shortfall Aggregate exceeds the amount of Gas delivered in the next succeeding Month and paid for at the First Shortfall Price, the balance shall be carried forward and be added to the First Shortfall Aggregate for the next succeeding Month or Months (as the case may require).

17.2.4	To the extent that at the end of any Month the Second Shortfall Aggregate exceeds the amount of Gas delivered in the next succeeding Month and paid for at the Second Shortfall Price, the balance shall be carried forward and be added to the Second Shortfall Aggregate for the next succeeding Month or Months (as the case may require).

17.2.5	If the aggregate money value of:

(a)	the product of the First Shortfall Aggregate and the difference between the First Shortfall Price and the Contract Price; or

(b)	the product of the Second Shortfall Aggregate and the difference between the Second Shortfall Price and the Contract Price;

(as calculated in accordance with the applicable Shortfall Price under Article 10.2.4 or Article 17.3.4), exceeds [***].

17.2.6	If at what would otherwise be the end of the Contract Period there is any quantity of [***], at Buyer’s option, which will be notified to the Sellers by not later than one hundred and twenty (120) Days before the end of the Contract Period:

(a)	subject to the limitations of liability under Articles 17.3.5, 17.3.6 and 17.3.7 (as applicable), the Sellers shall [***] at the end of such final Contract Year; or

(b)	this Agreement shall not terminate on that date but shall continue in full force and effect for a number of Days equal to [***].

17.3	Limitations of Liability

17.3.1	The payment by the Buyer to the Sellers for a quantity of Gas equal to the Minimum Bill Quantity for a Contract Year shall be the Sellers’ exclusive remedy and be the limit of all and any liability of the Buyer and shall be in full satisfaction of all rights, costs, claims, and damages (whether direct, indirect, consequential or otherwise and howsoever arising) in respect of any failure to take the Minimum Bill Quantity in that Contract Year, including as a result of Article 7.2, other than any termination right accruing to the Sellers under this Agreement or pursuant to applicable law, or the right of the Sellers to specific performance.

17.3.2	The Buyer shall not be liable to the Sellers and the Sellers shall not be liable to the Buyer for any Consequential Loss.

17.3.3	To the extent any damages are required to be paid hereunder are liquidated, the Parties hereby acknowledge and agree that the liquidated damages constitute an adequate compensation and shall be the exclusive remedy in such circumstances.

17.3.4

The delivery by the Sellers of a quantity of Gas to be paid for by the Buyer at the First Shortfall Price or Second Shortfall Price, as the case may be, or payments made according to the provisions of Articles 17.2.5 or 17.2.6 (if applicable) shall be the Buyer’s exclusive remedy (other than any termination right accruing to the Buyer under this Agreement or pursuant to applicable law, or the right of the Buyer to specific performance) and the limit of all and any liability of the Sellers and shall be in full satisfaction of all rights, costs, claims, and damages (whether direct, indirect, consequential or otherwise and howsoever arising) in respect of Sellers’ failure to deliver Properly Nominated Gas to the Buyer, including as a result of a breach of Article 7.1, except that [***] of the Contract Price.

17.3.5	In respect of Sellers’ failure to deliver Gas in the circumstances of Article 2.3.1, (i) the delivery by the Sellers of a quantity of Gas to be paid for by the Buyer at the applicable Shortfall Price up to an aggregate money value (as calculated in accordance with Article 17.2.5) equal to [***] (ii) or the payment of the amount of up to [***] in accordance with Article 17.2.5 or Article 17.2.6; (or a combination of (i) and (ii) above up to a total aggregate money value equal to [***] shall be the exclusive remedy and the limit of all and any liability of the Sellers and shall be in full satisfaction of all rights, costs, claims, and damages (whether direct, indirect, consequential or otherwise and howsoever arising) in respect of Sellers’ failure to deliver Gas in the circumstances of Article 2.3.1.

17.3.6

In respect of Sellers’ failure to deliver Gas in the circumstances of Article 2.7.7, 2.7.9 and 2.7.12, (i) the delivery by the Sellers of a quantity of Gas to be paid for by the Buyer at the applicable Shortfall Price up to an aggregate money value (as calculated in accordance with Article 17.2.5) equal to [***] or (ii) the payment of the amount of up to [***] in accordance with Article 17.2.5 or Article 17.2.6, (or a combination of (i) and (ii) above up to a total aggregate money value equal to or the payment of the amount of up to [***]

shall be the exclusive remedy and the limit of all and any liability of the Sellers and shall be in full satisfaction of all rights, costs, claims, and damages (whether direct, indirect, consequential or otherwise and howsoever arising) in respect of Sellers’ failure to deliver Gas in the circumstances of Article 2.7.7, Article 2.7.9 and Article 2.7.12.

17.3.7	Notwithstanding anything to the contrary in this Agreement, Sellers’ total liability in respect of Sellers’ failure to deliver Properly Nominated Gas to the Buyer pursuant to this Agreement, including as a result of a breach of Articles 4, 6.3.2, 7.1 and 12, and all other breaches of any or all of their undertakings and obligations under this Agreement, shall not exceed a total amount equal to [***] for the whole Contract Period, excluding any amount paid under Article 17.3.5 and Article 17.3.6. The limitation of liability under this Article 17.3.7 shall not apply to the aggregate money value of any Gas delivered by the Sellers in reduction of the First Shortfall Aggregate and the Second Shortfall Aggregate in accordance with Article 17.2.2, however such limitation shall apply to any and all amounts paid in accordance with Articles 17.2.5 - 17.2.6 (excluding any amount paid pursuant to Article 17.3.5 and Article 17.3.6).

17.3.8	Notwithstanding anything to the contrary in this Agreement, Buyer’s total liability for any breach of any or all of their undertakings and obligations under this Agreement including as a result of a breach of Articles 4 and 7.2, shall not exceed for the whole Contract Period a total amount equal to [***]. This limitation of liability shall not apply to payments due on Gas delivered to the Buyer under this Agreement, and to amounts due pursuant to Article 9.

17.3.9	In the event either Party incurs damages to which it is entitled for compensation by the other Party under this Agreement, and such damages exceed the limitations of liability set in Articles 17.3.5 - 17.3.8, then, the Party that has incurred the damages may, within twelve (12) Months of the occurrence of the excess damages, terminate this Agreement by written notice to the other Party, unless the other Party has agreed to compensate the Party for any such excess damages.

17.3.10	The Parties hereby acknowledge that the limitations of liability or exclusive remedies stipulated in Articles 17.3.4 - 17.3.8 shall not be construed as allowing a Party to intentionally and continuously breach its material undertakings hereunder with the intention of commercial gain.

18.	Assignment and Security Interests

18.1	General

18.1.1	For the purposes of this Article 18, the expression “Party” means the Buyer of the one part and each of the Sellers of the other part, as appropriate.

18.1.2	No Party shall assign or transfer its rights and/or obligations under this Agreement or any part thereof except in accordance with the provisions of this Article 18. Any assignment or transfer made without fulfilling the provisions of this Article 18 shall be of no effect.

18.2	Transfer to Affiliates or Among Sellers

18.2.1	The Buyer and each of the Sellers may assign or transfer all or any portion of its rights and obligations under this Agreement (in this Article 18 “transfer”) to an Affiliate without the consent of the other Party, subject to the following:

(a)	Prior to such transfer, the transferring Party shall provide to the other Party details of the rights and obligations to be transferred and the name of the Affiliate (or if a transfer between Sellers, the name of the Seller to which the interest is to be transferred); and

(b)	At the time of such transfer, the transferee shall undertake to observe and perform the obligations under this Agreement transferred to it; and

(c)	Within seven (7) Days after such transfer, the transferring Party shall give to the other Party notice of such transfer together with documentation regarding fulfillment of the provisions of Article 18.2.1(a) and 18.2.1(b) above.

18.2.2	It is agreed that in the event of a transfer in accordance with the provisions of Article 18.2.1 above, the transferring Party shall remain fully liable to the other Party for the performance by the transferee of its obligations and discharge of its liabilities under this Agreement, except where the transferee has fulfilled the additional provisions of Article 18.3.1, in which case the transferring Party will be relieved of liability upon fulfillment of such provisions.

18.2.3	The provisions of Article 18.2.1 and 18.2.2 above will also apply to the transfer of rights and obligations from any of the Sellers to another Seller, except that,

in the event of a transfer from any of the Sellers to another Seller, the transferring Seller will be relieved from liability to the Buyer for the performance of its obligations and discharge of its liabilities under this Agreement.

18.3	Transfer Generally

18.3.1	Any transfer by the Buyer, or by each of the Sellers to a third party (other than to an Affiliate or among Sellers as set out in Article 18.2), may only be made if the transferring Party shall:

(a)	reasonably satisfy the other Party that such proposed transferee has the financial and the technical status and ability to observe and perform the obligations to be transferred (regardless of any comparison with the corresponding status and ability of the transferring Party), and the Party wishing to transfer has given notice to that effect to the other and with such notice has given any necessary information to show such financial and technical status and ability of the proposed transferee. In such event, unless the Party to whom the notice has been given has within thirty (30) Days given notice that it is not satisfied (stating the reasons therefore), it shall be deemed to be satisfied. Where the transferring Party is the Buyer, the transfer will be subject to (i) the provision by the transferee to the Sellers of appropriate financial securities or guarantees and appropriate technical assurances in connection with such transfer to the Sellers’ full satisfaction; and (ii) that the transfer be made together with a transfer to the transferee of the Buyer’s Facilities;

(b)	provide to the other Party, details of the rights and obligations to be transferred;

(c)	in the event of a transfer by the Buyer, provide to the Sellers a new Credit Cover to replace the Credit Cover provided pursuant to Article 20, in respect of the obligations to be transferred to the proposed transferee in the same terms (mutatis mutandis) as the existing Credit Cover; and

(d)	obligate the transferee to observe and perform all the obligations of this Agreement transferred to it, including in the case of a transfer by a

Seller, the obligation by the transferee to assume liability (commensurate with the interest transferred) in respect of all and any Make-Up Aggregate, Carry Forward Aggregate and Shortfall Aggregates accrued at the effective date of such transfer.

18.3.2	With effect from the effective date of a transfer pursuant to this Article 18.3, the transferring Party shall, to the extent that it has transferred its obligations under this Agreement, be relieved from its obligations hereunder, but (except for the obligations assumed by the transferee of a Seller pursuant to Article 18.3.1(d)) no such transfer shall operate to relieve the transferring Party of any liability accrued under or pursuant to the terms of this Agreement prior to the effective date of such transfer.

18.3.3	Within seven (7) Days after such transfer, the transferring Party, jointly with the transferee, shall give to the other Party written notice of such transfer.

18.4	Security for Sellers’ Financing

18.4.1	Notwithstanding the foregoing, a Seller may at any time (upon giving the Buyer not less than thirty (30) Days prior written notice thereof) assign its rights to the receipt of any monies due or to become due to it from the Buyer under this Agreement to or in favor of banks, bona fide financial entities or other lenders (individually and collectively referred to as “Seller’s Lenders”) as security for any financing or otherwise.

18.4.2	The authority given by the Seller to the Buyer (consequent upon an assignment which has been made under the provisions of Article 18.4.1) to make payment of monies due hereunder to the Seller’s Lenders may be revoked by a notice given to the Buyer by the Seller which complies with the provisions of Article 11.4 and which expressly revokes such authority.

18.4.3	Notwithstanding the foregoing, a Seller may at any time (upon giving the Buyer not less than thirty (30) day prior written notice thereof) create, subject to the terms of this Article 18.4.3, any security over all or any of its rights under this Agreement, (the “Charged Assets”) (except for the creation of security in respect of its rights hereunder to receive monies in respect of which rights the terms of Article 18.4.1 apply in relation to creation of security), the Sellers’ Interest, the Seller’s Percentage and/or its interest in the Sellers’ Facilities in favor of Seller’s Lenders as security for any financing.

18.4.4	The Buyer agrees, if required by any Seller’s Lender, to provide Seller’s Lenders with acknowledgments evidencing its consent to creating a security interest over the Charged Assets including by way of assignment of this Agreement, and which shall include reasonable terms and conditions customary for an acknowledgement of this type, regarding the right of the Seller’s Lenders to assume the obligations of the Sellers hereunder or to assign or transfer these obligations to a third party nominated by the Seller’s Lenders in accordance with the provisions of Article 18, to require the Buyer to make any payments due to a Seller pursuant to this Agreement directly into a collateral security account maintained by or on behalf of the Seller’s Lenders and to provide notice to such parties and a reasonable opportunity for such parties to remedy the event giving rise to a right of termination prior to exercising any such right.

18.5	Security for Buyer’s Financing

18.5.1	Notwithstanding the foregoing Buyer may at any time (upon giving the Sellers not less than thirty (30) Days prior written notice thereof) assign its rights to the receipt of any monies due or to become due from the Sellers to it under this Agreement to or in favor of banks, bona fide financial entities or other lenders (individually and collectively referred to as “Buyer’s Lenders”) as security for any financing or otherwise.

18.5.2	The authority given by the Buyer to the Sellers (consequent upon an assignment which has been made under the provisions of Article 18.5.1) to make payment of monies due hereunder to the Buyer’s Lenders may be revoked by a notice given to the Sellers by the Buyer which complies with the provisions of Article 11.4 and which expressly revokes such authority.

18.5.3	Notwithstanding the foregoing, Buyer may at any time (upon giving the Sellers not less than thirty (30) Day prior written notice thereof) create, subject to the terms of this Article 18.5.3, any security over all or any of its rights under this Agreement in favor of Buyer’s Lenders as security for any financing.

18.5.4	The Sellers agree, if required by any Buyer’s Lender, to provide Buyer’s Lender with acknowledgments evidencing its consent to creating a security interest over the Buyer’s rights under this Agreement including by way of assignment of this Agreement, and which shall include reasonable terms and conditions customary for an acknowledgement of this type, regarding the right of the Buyer’s Lenders to assume the obligations of the Buyer hereunder or to assign or transfer these obligations to a third party nominated by the Buyer’s Lenders in accordance with the provisions of Article 18, to require the Seller to make any payments due to the Buyer pursuant to this Agreement directly into a collateral security account maintained by or on behalf of the Buyer’s Lenders and to provide notice to such parties and a reasonable opportunity for such parties to remedy the event giving rise to a right of termination prior to exercising any such right.

19.	Governing Law and Dispute Resolution

19.1	Governing Law

This Agreement (and any Dispute hereunder) shall be governed by and construed in accordance with the substantive laws of the State of Israel. In resolving any Dispute, the Expert or the arbitrator(s) shall take into account international petroleum industry practices insofar as they are not inconsistent with the law of Israel.

19.2	Dispute Resolution

Any dispute, claim, or controversy arising out of or relating to this Agreement, including without limitation any issue regarding the existence, validity, enforceability, interpretation, application, performance, breach, formation or termination of this Agreement or any provisions of this Agreement (each a “Dispute”), shall be resolved exclusively and finally in accordance with the provisions of this Article 19.

19.2.1	Disputes that are to be submitted to Expert Determination in accordance with Articles 6.5.8, 12.3.1 and 15.3 shall be resolved by Expert Determination in accordance with the provisions of Article 19.3 (“Expert Determination”); and

19.2.2	Any Dispute (other than those referred to in Article 19.2.1 but including any Dispute regarding the conduct, interpretation, enforcement or application of the Expert Determination), shall be resolved by Arbitration in accordance with the provisions of Article 19.4 (“Arbitration”).

19.3	Expert Determination

19.3.1	Procedure for Appointment

The procedure for the appointment of the Expert shall be as follows:

(a)	The Party initiating Expert Determination shall give written notice to that effect to the other Party and with such notice shall give specific details of the Dispute to be resolved by the Expert.

(b)	The Parties shall endeavor to agree on a Person to act as the Expert to whom the Dispute shall be referred for Determination.

(c)	If within fourteen (14) Days from the delivery of the notice initiating the Expert Determination, the Parties have failed to agree upon the Expert to be appointed pursuant to Article 19.3.1(b), then the LCIA shall serve as appointing authority to appoint the Expert. Either Party may submit a written application to the LCIA, with a copy to the other Party, detailing the nature of the Dispute and the issues to be determined, setting out any matters the applicant may wish to bring to the attention of the LCIA for the purposes of making the appointment. Within ten (10) Days of the submission of the Application to the LCIA, the other Party shall submit to the LCIA a reply to the Application. Within fourteen (14) Days from the time of the reply to the application, the LCIA shall appoint a person to act as Expert, and in so doing the LCIA may take such independent advice as it thinks fit.

(d)	The Expert Determination shall be administered by the LCIA, which shall act as appointing authority and determine any challenges brought to the Expert. The LCIA’s charges shall be in accordance with its schedule of arbitration fees and costs (Schedule of Fees) as in effect at the time the Expert Determination proceeding is initiated.

(e)	Prior to his appointment, the Expert shall provide the LCIA with a resumé of his experience, qualifications, and prior and present professional positions; shall agree in writing to a fee rate in accordance with the LCIA Schedule of Costs as then in effect; and shall sign a declaration to the effect that there are no circumstances known to him likely to give rise to any reasonable doubt regarding his independence and impartiality. The expert shall undertake a continuing obligation to disclose to the LCIA and the Parties any circumstances which may give rise to any reasonable doubt regarding his independence and impartiality after his appointment and before the conclusion of the Expert Determination.

(f)

If circumstances exist giving rise to justifiable doubts about the Expert’s independence or impartiality, a Party may challenge the appointment or continued service of the Expert by giving written notice to the LCIA within fourteen (14) days of the appointment or within fourteen (14) Days of the challenging Party becoming aware of the circumstances giving rise to such doubts. Unless the challenged Expert withdraws or the other Parties agree to the challenge, the LCIA shall, within fourteen (14) Days, decide the challenge. If the challenge is sustained, the LCIA shall thereafter appoint a replacement Expert.

(g)	If the Expert is either unwilling or unable to accept such appointment or has not confirmed his willingness and ability to accept such appointment within the said period of fourteen (14) Days, then either Party may request the LCIA to appoint another Person as the Expert and the process shall be repeated until an Expert is found who accepts appointment.

(h)	The Parties shall cooperate with each other to ensure that the terms and conditions of the contract of appointment of the Expert are agreed with such Person as soon as possible.

19.3.2	Nature of Proceeding, Qualifications, and Confidentiality

(a)	The Expert shall act as an expert and not as an arbitrator. The law relating to arbitration shall not apply to the Expert or his determination or the procedure by which he reaches his determination.

(b)	The Expert Determination proceedings shall be conducted in the English language.

(c)	The failure of any Party to participate in the Expert Determination or to comply with any of the requirements of this Article shall not prevent the Expert Determination from proceeding or impair the validity and enforceability of the Expert Determination.

(d)	The determination of the Expert shall be final and binding upon the Parties, save in the event of fraud or manifest error.

(e)	No Person shall be appointed as the Expert unless such Person shall be qualified by education, experience, and training to determine the Dispute.

(f)	No Person shall be appointed as the Expert who at the time of appointment is (or within two (2) Years before such appointment has been) a director, office holder or an employee of, or directly or indirectly retained as consultant to, either Party or any Affiliate of either Party or is the holder of shares directly or indirectly in a Party.

(g)	Any Person appointed as the Expert shall not be entitled to act as the Expert and shall promptly resign, if, at the time of the appointment or at any time before giving any determination under such appointment, such Person has or may have some interest or duty which materially conflicts or may materially conflict with such Person’s function under such appointment.

(h)	All information, data or documentation disclosed or delivered to the Expert in consequence of or in connection with the Expert’s appointment hereunder, shall be treated as confidential. Except for disclosure to technical or professional advisors under Article 19.3.3(a)(ii), the Expert shall not disclose to any Person any such information, data or documentation and all such information data and documentation shall remain the property of the Party disclosing or delivering the same and all copies thereof shall be returned on completion of the Expert’s work.

(i)	Copies of all submissions and communications shall be provided to the LCIA, and once appointed, to the Expert, and to all other Parties.

(j)	The terms of appointment of the Expert shall contain an obligation on the part of the Expert to comply with such obligations as aforesaid.

19.3.3	Terms of Reference of the Expert

(a)	The terms of reference of the Expert shall contain (inter alia) provisions that:

(i)	the Expert shall not later than twenty-one (21) Days after his appointment call the Parties to a meeting in Israel or such other place as the Parties may agree at which he shall raise any matters requiring clarification (whether arising out of his contract of appointment, the Dispute, or otherwise) and lay down the timetable and procedural rules to be applied, which timetable and rules shall not be inconsistent with the terms of this Article;

(ii)	the Parties shall be entitled and required to supply data, documentation, and information and make written submissions to the Expert as the Expert deems necessary and appropriate for determining the Dispute;

(iii)	the Expert shall be entitled to obtain such independent professional and/or technical advice as he may reasonably require;

(iv)	any and all communications between and submissions made by either of the Parties and the Expert shall be made in English in writing and a copy thereof provided simultaneously to the other Party. The Expert shall not engage in any ex parte communications with any of the Parties. No meeting between the Expert and the Parties or either of them shall take place unless both Parties have a reasonable opportunity to attend any such meeting;

(v)	the Expert may adopt such procedures and may conduct the Expert determination in such manner as he deems appropriate, consistent with the provisions of this Article. The Expert may hold an evidentiary hearing and require the Parties to attend and present evidence if he deems it reasonably necessary for the determination of the Dispute;

(vi)	the Expert shall issue his final Determination within ninety (90) Days of his appointment, or as soon thereafter as reasonably practicable or the Parties may agree in writing. The Expert’s Determination shall be in writing and shall state the reasons therefore. The Expert shall provide to the Parties a draft of his proposed Determination in respect of which both Parties shall be entitled to respond and make representations to the Expert within twenty-one (21) Days after receipt of the draft Determination; and

(vii)	as soon as possible after the twenty-one (21) Days period referred to in Article 19.3.3(a)(v), the Expert shall issue his final Determination.

(b)	If the Expert fails or refuses to comply with the terms of reference or to timely issue the Determination, then the Dispute shall be submitted to Arbitration as provided in Article 19.4.

(c)	Each Party shall bear the costs of providing all data, information and submissions given by it and the costs and expenses of all witnesses and Persons retained by it. The costs and expenses of the Expert and any independent advisers to the Expert shall be borne in the manner determined by the Expert and, failing such determination, one half by the Buyer and one half by the Sellers.

19.4	Arbitration

19.4.1	Except as referred to an Expert as set forth in Articles 19.2 and 19.3, any Dispute shall be referred to and finally and exclusively resolved by Arbitration in accordance with this Article 19.4.

19.4.2	Disputes relating to matters with an amount in controversy of less than [***] shall be determined by a single arbitrator, in accordance with the Rules of Arbitration of the LCIA. The seat of the Arbitration shall be Tel Aviv, Israel. If the Parties do not agree that the amount in controversy does not exceed [***], or if the Dispute involves a claim for relief other than monetary relief, then the Arbitration shall be heard and determined by a tribunal of three (3) arbitrators in accordance with the provisions of Article 19.4.3.

19.4.3	Disputes relating to matters with an amount in controversy of [***] or more shall be heard and determined by a tribunal of three (3) arbitrators. The Arbitration shall be conducted pursuant to the LCIA Rules. The seat of Arbitration shall be London, England.

19.4.4	With respect to any Dispute, the amount in controversy shall be based upon the amount claimed in the proceeding in all claims and counterclaims in the aggregate, exclusive of interest or attorneys’ fees, and including the actual or potential value to the Parties of any matters for which a declaration of the meaning, effect, or application of any terms, rights, or obligations arising out of or relating to this Agreement is requested, or for which other non-monetary relief is sought.

19.4.5	If a single arbitrator is to determine the Dispute, the Parties shall endeavor to agree on the arbitrator. If the Parties are unable to agree on the arbitrator within thirty (30) Days of the date for the Respondent’s Response to the request for Arbitration, then the arbitrator shall be appointed by the LCIA in accordance with its Rules. The arbitrator shall be qualified by experience and education to determine matters in the nature of the Dispute.

19.4.6	If the Dispute is to be determined by a tribunal of three (3) arbitrators, the Claimant(s) and Respondent(s) shall each nominate a person to serve as arbitrator as provided in the LCIA Rules. The two arbitrators so appointed and confirmed shall, within thirty (30) Days of their confirmation or such other time as the Parties may agree in writing, nominate a third person as arbitrator, who upon confirmation shall serve as the Chair of the Tribunal. In the event the two arbitrators so appointed and confirmed do not agree within the specified time on the nomination of a third arbitrator, a third arbitrator shall be nominated and appointed in accordance with the LCIA Rules. The arbitrators so appointed shall be qualified by education and experience to determine matters in the nature of the Dispute.

19.4.7	No person shall be appointed as an arbitrator under this Agreement if at the time of appointment he is (or within three (3) Years before such appointment has been) a director, office holder, or an employee of, or directly or indirectly retained as consultant to, either Party or any Affiliate of either Party or is the holder of shares directly or indirectly in a Party.

19.4.8	Any person appointed as an arbitrator shall not be entitled to act as an arbitrator if, at the time of the appointment or at any time before giving the award under the Arbitration, such person has or may have some interest or duty which materially conflicts or may materially conflict with his function under such appointment.

19.4.9	The Arbitration proceedings shall be held as promptly as possible at such place in Israel or England (as applicable) (or other place agreed to by both Parties) and at such time as the arbitrator(s) shall determine.

19.4.10	The Parties hereby waive any reference to the courts under Sections 45 and 69 of the Arbitration Act 1996, and under sections 21(a) and 29(b) of the Israeli Arbitration Law – 1968 and the first supplement thereto.

19.4.11	All Arbitration proceedings shall be conducted in and all awards rendered in the English language.

19.4.12	The arbitrator(s) shall be bound by the substantive laws of the State of Israel however they shall not be bound by the rules of evidence and civil procedure. The arbitrators shall not act as amiable compositeur or ex aequo et bono.

19.4.13	The award shall be final and binding upon the Parties, and shall be without right of appeal. Judgment on the award may be entered in any court having jurisdiction.

19.4.14	The arbitral tribunal has the power and authority to award actual money damages, and to award declaratory, injunctive, or mandatory relief, including ordering specific performance. Any award of monetary damages shall be made in U.S. Dollars, and shall include interest thereon from the date of breach until paid. The arbitrators shall have no power to award, and the award shall not include consequential, punitive, or other special damages.

19.4.15	The fees of the arbitrator(s) and costs incidental to Arbitration proceedings, including legal expenses of the Parties, shall be borne in accordance with the determination of the arbitrator(s).

19.4.16	Any Arbitration rendered pursuant to this Article 19.4 is an international arbitration for the purposes of Israeli law, English law, United States law, and the New York Convention on the on the Recognition and Enforcement of Foreign Arbitral Awards, 1958.

19.4.17	This Article constitutes an arbitration agreement between the Parties as defined in the Israeli Arbitration Law- 1968.

19.5	Jurisdiction

19.5.1	Subject to the above mentioned dispute resolution mechanism and the arbitration provisions set forth above in this Article: (i) in the event that the seat of the Arbitration is Tel Aviv, Israel - exclusive jurisdiction in respect of any matter relating to this Agreement shall be exclusively vested in the competent courts of Tel Aviv – Jaffa; and (ii) in the event that the seat of the Arbitration is London, England - exclusive jurisdiction in respect of any matter relating to this Agreement shall be exclusively vested in the competent courts of London, England.

20.	Security and Credit Cover

20.1	The Credit Cover

20.1.1	Following the occurrence of any of the following events: (i) Buyer’s rating is less than S&P’s rating A+ or Moody’s rating A1; (ii) Buyer ceases to be rated by either of these agencies; or (iii) Buyer fails to meet its payment obligations in accordance with Article 11 in respect of any amounts which it owes to the Sellers under this Agreement, but in no event prior to the Availability Date or the Late Availability date (if applicable), Buyer will provide and maintain for the benefit of the Sellers, (to each Seller in accordance with the Seller’s Percentage) Credit Cover for the period from the Month immediately following the Month in which such event has occurred until December 31 of that Year, and thereafter during the remaining Contract Period, within thirty (30) Days before the first day of each Contract Year for the duration of the following Contract Year.

20.1.2	Notwithstanding Article 20.1.1, in the event that a Credit Cover has been provided due to Buyer’s failure to maintain the credit rating levels specified in Article 20.1.1(i) or 20.1.1(ii), and the Buyer thereafter attains a Credit Rating which meets such levels (or higher), then Credit Cover shall not be required for the period during which the credit rating meets the levels required under Article 20.1.1(i) and the Credit Cover shall be returned to the Buyer within fourteen (14) Days following the Buyer’s request.

20.1.3	The Credit Cover shall be in a total amount in U.S. Dollars equal to [***]. During the Second Period the Credit Cover shall be reduced in accordance with the Reduction Ratio.

20.1.4	In the event the Credit Cover provided by Buyer is a [***] of the Credit Cover amount pursuant to Article 20.1.3.

20.2	Draw Down on the Credit Cover

20.2.1	In the event of failure by the Buyer to pay any payment due pursuant to this Agreement for seven (7) Business Days from the applicable due date, then any Seller shall be entitled to call on or draw down against its share of any Credit Cover to the extent that, and at such time as, the Buyer has failed to meet its payment obligations in respect of any amounts which it owes to such Seller pursuant to this Agreement, by a seven (7) Days prior written notice to the Buyer. In the event the Sellers draw down any amount under the Buyer’s Credit Cover, Buyer will within seven (7) Business Days thereafter provide the Sellers with additional Credit Cover in an amount equal to the amount that was so drawn by the Sellers.

20.2.2	Notwithstanding the provisions of Article 2.9, if the Buyer has not provided any Seller with the Credit Cover within seven (7) Days after the respective date for the provision of the Credit Cover referred to in Article 20.1.1, then the Seller may: (i) call on and draw down against the existing Credit Cover (in whole or in part) as if the Buyer had been in default in paying the Sellers any amount due under the Credit Cover; (ii) suspend delivery of Specification Gas hereunder; and (ii) by giving the Buyer fifteen (15) Days’ notice, terminate this Agreement, provided that the Credit Cover has not been furnished by the expiry of that period.

21.	Gas Sale and Purchase Agreements [***]

The Parties hereby agree that notwithstanding the fact that on even date the Sellers have entered into Gas Sale and Purchase Agreements [***].

22.	Relationship and Sellers’ Coordinator

22.1	Relationship of Sellers

22.1.1	The Sellers are acting jointly in relation to matters such as the development of the reservoirs in Sellers’ Petroleum Rights, the Sellers’ Facilities and the production, transportation and delivery of Specification Gas under this Agreement (and acting through the Sellers’ Coordinator in the circumstances set out in Article 22.2), but it is acknowledged by the Buyer (notwithstanding that this Agreement is entered into by all the Sellers with the Buyer) that nothing in this Agreement shall be deemed to constitute as between the Sellers any joint liability and each of the Sellers shall be liable to the Buyer only in respect of its Seller’s Percentage of such liability of the Sellers as may arise under this Agreement.

22.1.2	Notwithstanding that the Buyer may make nominations for the delivery of Specification Gas under this Agreement in an aggregate nomination in a single notice delivered to the Sellers’ Coordinator pursuant to Article 22.2.1, the quantity deemed to have been nominated for delivery by each Seller shall be its respective Seller’s Percentage of the aggregate quantity so nominated.

22.1.3	The quantity of Specification Gas deemed to have been delivered at the Delivery Point by each of the Sellers in respect of each Day shall be its respective Seller’s Percentage of the aggregate quantity of Specification Gas delivered by the Sellers at the Delivery Point in response to the Buyer’s nomination. To the extent that such aggregate quantity falls short of the Proper Nomination, such Shortfall shall be attributed to each of the Sellers in proportion to its respective Seller’s Percentage.

22.2	Sellers’ Coordinator

22.2.1

The Sellers hereby appoint Noble Energy Mediterranean Ltd. as their representative (herein called the “Sellers’ Coordinator”, which expression shall include any successor appointed as provided herein) who shall be authorized to and shall act as the representative for the Sellers under this Agreement for the following purposes (provided that the authority hereby given to the Sellers’ Coordinator relating to the giving of notices, nominations, statements and estimates shall not preclude the Sellers from giving any notices, nominations, statements and estimates which are within the scope of such authority):

(a)	the giving and receiving of all notices, nominations, estimates, and requests, provided that such authority shall not extend to a notice of termination of this Agreement;

(b)	the giving and receiving of all financial and other statements, reports and information hereunder;

(c)	the making and witnessing of the measurement and testing of Specification Gas delivered to the Buyer under this Agreement and of the Measurement Equipment and adjustments to such equipment; and

(d)	the settling with the Buyer of all disputes or differences between the Parties hereunder:

(i)	in relation to the applicable DCQ; and/or

(ii)	arising under Article 14.2 or in relation to the volume and/or Higher Heating Value of Gas delivered in any Day to the Buyer hereunder; and/or

(iii)	arising under Article 12; and/or

(iv)	as to whether the Sellers are entitled to relief under Article 16 in respect of any under-delivery of Gas to the Buyer in any Day.

22.2.2	The Sellers agree that the Buyer shall be entitled to act upon any or all acts or things done or performed or nominations, notices or statements given or received or agreements made from time to time in respect of the above matters or within the scope of its authority by the Sellers’ Coordinator as fully and effectively as though the Sellers had themselves done or performed the same.

22.2.3	The Sellers may at any time change the Sellers’ Coordinator by written notice to the Buyer, signed by all the Sellers, provided that at all times during the Contract Period a Sellers’ Coordinator is appointed. The Sellers shall notify the Buyer reasonable time in advance of any change of the Sellers’ Coordinator.

22.2.4	In the event that the Buyer considers the Sellers to be in breach of this Agreement as a result of an alleged failure of the Sellers’ Coordinator to perform its duties described in this Agreement, the Buyer shall give the Sellers notice thereof and also give the Sellers a period of thirty (30) days to enable the Sellers to rectify or cause to be rectified the alleged breach before the Buyer institutes any legal proceedings in respect thereof.

22.2.5	In the event of a contradiction between any notice, nomination statement, estimate or request (for the purposes of this Article 22.2.5, a “Notice”) of the Sellers’ Coordinator and a Notice of any of the Sellers (explicitly acting in their capacity as Sellers), that of the respective Seller shall prevail and be binding upon the Sellers, and the Buyer shall be entitled to rely upon it for all intents and purposes. Where there is a contradiction between two or more Notices issued by different Sellers, the Notice of the Seller whose Notice was last received by the Buyer shall prevail and be binding upon the Sellers, and the Buyer shall be entitled to rely upon it for all intents and purposes.

23.	Miscellaneous Provisions

23.1	Performance of Obligations

Each Party shall be entitled to perform any of its obligations under this Agreement by procuring that such obligations are performed on its behalf by a third party, but such Party shall remain responsible to the other for the due performance of such obligations and for any failure or non-performance of such third party or any operator agents contractors or employees of such third party, as if such Party itself had failed to fulfill the relevant obligations.

23.2	Waiver

No waiver by any Party of any default or defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults, whether of a like or different character.

23.3	Successors

This Agreement shall bind and inure to the benefit of the Buyer and each of the Sellers and their respective successors and permitted assigns.

23.4	Notices

23.4.1	Any notice to be given by one Party to another under this Agreement shall be in writing and shall be delivered by hand to the Party in question or sent to such Party by registered delivery, letter or facsimile or electronic transmission addressed to that Party at such address (or as the case may be, such facsimile transmission number or electronic mail address) as the Party in question may from time to time designate by written notice.

23.4.2	Until such notice shall be given, the addresses of the Parties shall be those which appear in this Agreement.

23.4.3	All notices delivered by recorded delivery or hand or sent by facsimile or electronic transmission shall be deemed to be effective when received at the recipient’s address as aforesaid.

23.4.4	Any notice (other than routine notices and communications) given by facsimile or electronic transmission shall, unless already acknowledged, be subsequently confirmed by letter sent by registered delivery or delivered by hand, but without prejudice to the validity of the original notice, if received.

23.5	Counterparts

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.

23.6	No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions or court made law conferring rights under a contract to Persons not a party to that contract.

23.7	Severability

If any provision of this Agreement is finally determined to be illegal, invalid, void or unenforceable under applicable Law, then such provision shall be deemed to be deleted and the remaining provisions of this Agreement shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit and intent of this Agreement to the extent possible.

23.8	Entirety

This Agreement shall constitute the entire agreement between the Parties as to the matters addressed herein and shall supersede and take the place of all documents, minutes of meetings, letters or notes which may be in existence at the date hereof, and of all written or oral statements, representations and warranties which may have been made by or on behalf of the Parties as to such matters.

23.9	Survival

The provisions of Articles 8.3, 11 (to the extent necessary to finalize accounts) and 19 shall survive the termination of this Agreement.

23.10	Amendments

No amendment to this Agreement shall be valid unless duly executed by all the Parties.

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IN WITNESS of their agreement, each of the Parties has caused its respective duly authorized representatives to sign this instrument in Tel-Aviv Israel, on the 25th day of November 2012.

O.P.C. ROTEM LTD.		NOBLE ENERGY MEDITERRANEAN LTD.

Name:	Giora Almogy	Name:	Lawson Freeman
Title:	Chief Executive Officer	Title:	Vice President
/s/ Giora Almogy		/s/ Lawson Freeman

Name:	Assad Joubran
Title:	VP
/s/ Assad Joubran

AVNER OIL EXPLORATION LIMITED PARTNERSHIP		DELEK DRILLING LIMITED PARTNERSHIP

Avner Oil and Gas Limited, General Partner		Delek Drilling Management (1993) Ltd., General Partner

Name:	Gideon Tadmor	Name:	Gideon Tadmor
Title:	CEO and Director	Title:	Chairman
/s/ Gideon Tadmor		/s/ Gideon Tadmor

Name:	Yossi Gvura	Name:	Yossi Abu
		Title:	CEO
/s/ Yossi Gvura		/s/ Yossi Abu

ISRAMCO NEGEV-2 LIMITED PARTNERSHIP		DOR GAS EXPLORATION LIMITED PARTNERSHIP

Isramco Oil and Gas Ltd., General Partner		Alon Gas Exploration Management Ltd. General Partner

Name:	Eran Saar	Name:	Zvi Greenfeld
Title:	CEO
/s/ Eran Saar		/s/ Zvi Greenfeld

SCHEDULE 1

Buyer’s Site

Buyer’s Power Plant in the Rotem Industrial Zone.

SCHEDULE 2

Seller’s Percentage

Noble Energy Mediterranean Ltd.	36.000%

Delek Drilling Limited Partnership	15.625%

Avner Oil Exploration Limited Partnership	15.625%

Isramco Negev-2 Limited Partnership	28.750%

Dor Gas Exploration Limited Partnership	4.000%

Total	100.000%

SCHEDULE 3

[***]

SCHEDULE 4

List of Existing Agreements

YT Contracts

[***]

Tamar Contracts

[***]

[***]

SCHEDULE 5

Form of Bank Guarantee

        (bank)

        (date)

[Insert Name of Seller]

Gentlemen:

Bank Guarantee No.

1.	At the request of [insert name of Buyer] (“Debtor”) we hereby unconditionally and irrevocably guarantee the payment to [Insert Name of Seller] (“the Seller”) of all amounts which the Debtor owes or may owe to the Seller pursuant to the Gas Sale and Purchase Agreement dated between the Debtor, the Seller and others (“GSPA”), up to the total sum of [insert Amount] in the aggregate (“Guarantee Amount”).

2.	Accordingly, we hereby undertake to pay the Seller within seven (7) banking days any amount, not exceeding in the aggregate the Guarantee Amount, which the Seller claims from us from time to time, but prior to the Expiry Time, by written demand (“Payment Demand”). Except for the Payment Demand, the Seller will not be required to provide any proof or other justification to its claim hereunder or to substantiate its demand in any way nor will it be required to first seek payment of the amount claimed from the Debtor or any other person.

Sellers’ demand for payment may also be made by way of authenticated swift sent on Sellers’ behalf by Sellers’ bankers quoting the full wording of Sellers’ demand and statement.

3.	This Guarantee is not assignable or transferable.

4.	This Guarantee shall be governed by Israeli Law and the courts of Israel shall have exclusive jurisdiction in all matters arising therefrom.

5.	This Guarantee shall remain in force from the date hereof until noon on [ 20 ] (“Expiry Time”), whereupon this Guarantee shall expire and become null and void and have no further force or effect whether or not this instrument has been returned to us for cancellation. Any Payment Demand must be delivered to us at the above address of our branch, by not later than the Expiry Time. Any Payment Demand submitted to us after the Expiry Time will not be entertained.

IN WITNESS WHEREOF, Signed in                      this      day of          in the year

        (bank)

SCHEDULE 6

Form of [***]

(date)

To:

[insert name of Seller]

Whereas on             2012, OPC Rotem Ltd. (“the Debtor”) has entered into a Gas Sale and Purchase Agreement with the Sellers (hereinafter: “the GSPA”) pursuant to which it has undertaken to [***]

IN WITNESS WHEREOF, Signed in              this      day of              in the year

[***]

SCHEDULE 7

Form of Letter of Credit

SAMPLE

    [Insert Name of Seller]

(full address)

DEAR SIRS,

RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. (insert number)

AT THE REQUEST OF [insert name of Buyer]. (“DEBTOR”) WE, (full name and address of issuing bank), HEREBY ISSUE OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                 IN YOUR FAVOR TO GUARANTEE THE PAYMENT TO                     (“THE SELLER”) OF ALL AMOUNTS WHICH THE DEBTOR OWES OR MAY OWE TO THE SELLER PURSUANT TO THE GAS SALE AND PURCHASE AGREEMENT DATED             BETWEEN THE DEBTOR, THE SELLER AND OTHERS (“GSPA”), UP TO THE TOTAL SUM OF [USD             ] (US DOLLARS         MILLION) IN THE AGGREGATE (“GUARANTEE AMOUNT”).

ACCORDINGLY, WE (full name of issuing bank), HEREBY UNDERTAKE TO PAY THE SELLER WITHIN SEVEN (7) BANKING DAYS ANY AMOUNT, NOT EXCEEDING IN THE AGGREGATE THE GUARANTEE AMOUNT, WHICH THE SELLER CLAIMS FROM US FROM TIME TO TIME, BUT PRIOR TO THE EXPIRY DATE, BY WRITTEN DEMAND (“PAYMENT DEMAND”).

THE ABOVE NOTWITHSTANDING, SELLERS’ DEMAND(S) UNDER THIS STANDBY LETTER OF CREDIT MAY ALSO BE MADE BY AUTHENTICATED SWIFT SENT ON SELLERS’ BEHALF BY SELLERS’ BANKERS IN ISRAEL, QUOTING THE FULL WORDING OF SELLERS’ DEMAND AND STATEMENT. THE ABOVE MENTIONED AUTHENTICATED SWIFT WILL BE CONSIDERED AS A STANDBY LETTER OF CREDIT.

EXCEPT FOR THE PAYMENT DEMAND THE SELLER WILL NOT BE REQUIRED TO PROVIDE ANY PROOF OR OTHER JUSTIFICATION TO ITS CLAIM HEREUNDER OR TO SUBSTANTIATE ITS DEMAND IN ANY WAY NOR WILL IT BE REQUIRED TO FIRST SEEK PAYMENT OF THE AMOUNT CLAIMED FROM THE DEBTOR OR ANY OTHER PERSON.

THIS STANDBY LETTER OF CREDIT IS NEITHER ASSIGNABLE NOR TRANSFERABLE.

THIS STANDBY LETTER OF CREDIT IS AVAILABLE WITH US AND SHALL REMAIN IN FORCE FROM THE DATE HEREOF UNTIL NOON ON (insert validity date) (“EXPIRY DATE”), WHEREUPON THIS STANDBY LETTER OF CREDIT SHALL EXPIRE AND BECOME NULL AND VOID AND HAVE NO FURTHER FORCE OR EFFECT WHETHER OR NOT THIS INSTRUMENT HAS BEEN RETURNED TO US FOR CANCELLATION. ANY PAYMENT DEMAND MUST BE DELIVERED TO US AT THE ABOVE ADDRESS OF OUR BRANCH, BY NOT LATER THAN THE EXPIRY DATE. ANY PAYMENT DEMAND SUBMITTED TO US AFTER THE EXPIRY DATE WILL NOT BE ENTERTAINED.

THIS STANDBY LETTER OF CREDIT IS SUBJECT TO UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION) INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600.

THIS MESSAGE IS THE ONLY OPERATIVE INSTRUMENT, NO MAIL CONFIRMATION WILL FOLLOW.

MESSRS

[THE GUARANTOR]

SCHEDULE 8

Specification

Natural Gas tendered for delivery under this Agreement shall at the Delivery Point comply with the following requirements and the requirements of the Transporter as at the date of this Agreement.

1.	Gas made available for transport shall be free from odors, foreign materials, dust or other solid and liquids, waxes, gums and gum forming constituents. The Sellers shall furnish, install, maintain and operate such drips, separators, heaters and other devices as the Seller may deem necessary or desirable to effect compliance with this requirement

2.	For the avoidance of doubt, it is agreed that the Sellers may (acting as a Reasonable and Prudent Operator) inject substances while processing the Natural Gas provided that the Sellers are able to and do, in fact, remove all of such substances prior to the Delivery Point until the gas meets the current specification.

3.	Without prejudice to the generality of the provisions of Paragraph 1 & 2 above, gas at the Delivery Point shall conform to the parameters of Table 1.

4.	Sampling: Sampling of natural gas for continuous automatic and periodic laboratory analysis shall be in accordance with ISO 10715.

No material may be added to the stream being tested which will alter the tests results or cause the test to be non-representative of the moisture or liquefiable hydrocarbon content of the stream being tested.

5.	Gas Chromatography, Energy Calculations & Reports: Natural gas composition shall be continuously monitored using a gas-chromatograph measuring up to at least C6-plus and compatible with ISO 6974-5. Gas analysis shall be used for further calculations of gas mixture molecular weight, Higher Heating value, density, compressibility, energy & Wobbe Index at reference conditions and at actual line conditions (according to relevancy). Physical properties used to configure chromatographs and perform calorific value and relative density calculations shall be derived from the latest version of GPA Standard 2145/ISO 6976

Gas analysis shall be used for further calculations at the Metering Line Flow Computer:

•	Gas density at Standard Conditions shall be calculated in accordance with AGA Report No.8:1994/ISO-12213-1:1997

•	Gas density at Line Conditions shall be calculated in accordance with AGA Report No.8:1994/ISO-12213-1:1997

6.	The heating value of C6 shall be applied for all C6-plus compounds as long as laboratory measurements justify this simplicity. The Buyer shall be notified at any change.

7.	Calorific value in MJ/m3 units shall be reported to the 2nd decimal. A factor of 1055.056 MJ/MMBTU shall be used for unit conversion (AGA Report No. 8 & GPA 2172). Values in MMBTU/m3 shall be reported to the 5th decimal figure. (Wobbe index shall be reported accordingly). Compression factor, density and relative density shall be reported (If required) to the 4th decimal figure.

8.	Average values of continuously measured parameters in Table 1 shall be reported daily. Intermittent measurements shall be reported after completion.

Table 1: Parameters limits

Parameter	Requirement	Units	Methods & Remarks
Water Dew Point (WDP) At any pressure up to and including 80 bar (g)	≤ 0 (Zero)	( [o]C )	(a)

Hydrocarbon Dew Point (HCDP) At any pressure up to and including 80 bar(g)	≤ 5	( [o]C )	(b)

Total Sulphur (as S)	< 100	(ppm Weight)	(c)

Hydrogen Sulphide (as H2S)	< 5	(ppm Volume)	(d)

Carbon Dioxide	≤ 3.0	(Mole percent)	(e)

Total Inerts [N2+CO2+Ar]	≤ 5.0	(Mole percent)	(f)

Oxygen	≤ 0.01	(Mole percent)	(g)

Methane	≥ 92	(Mole percent)	(h)

Glycol	No free liquid to be present in gas at Delivery Point	—	(i)

Methanol	≤ 100	(ppm volume)	(j)

Table 1 (cont.): Parameters limits

Parameter	Requirement	Units	Methods & Remarks
Higher Heating Value @ 15/15 [o]C & 101.325 Kpa	0.03460 - 0.03950	MMBTU/Cubic Meter	(k)

Wobbe Index @ 15/15 [o]C & 101.325 Kpa	0.04620 - 0.05090	MMBTU/Cubic Meter	(l)

Supplied gas temperature	5 – 38	( oC )	—

Pressure	60-80 maximum pressure not exceeding 80 bar at the Delivery Point.	bar(a)	—

Methods & Remarks

a) Water Dew Point (WDP)

Moisture shall be measured continuously according to ASTM D 5454 - using a water concentration analyzer. The sensor should operate at a fixed controlled temperature greater than the maximum gas stream temperature. The gas sample stream should operate at a controlled pressure no greater than 3 bar (g). Calculation of WDP from the measured water concentration shall be based on equations (or commercial calculators) which produce results that are in agreement with the data given in table C.1 of appendix C to ISO 18543:2004; Natural gas — Correlation between water content and water dew point. Direct measurement of WDP according to ISO 6327-1981 (E) is permitted. Manual measurement according to ASTM D 1142 (chilled mirror) shall be the reference method.

b) Hydrocarbon Dew Point (HCDP)

HCDP shall be measured continuously by a chilled mirror instrument working in pressure ranges of 28 ± 3 bar(g), capable of measuring HCDP up to +20 deg C. Manual measurement according to ASTM D 1142 shall be the reference method.

Gas chromatographic laboratory analysis complying with ISO 23874 (and measuring until C12) may serve for research purposes.

c) Total Sulfur and Sulfur species.

Total Sulfur shall be analyzed quarterly in a certified laboratory during the first year of supply. Sulfur species concentrations shall be identified and compared with the concentration of total sulfur. After typical values are determined and no corrosive sulfur is present - then the frequency can be lowered (twice a year in the second year and annually afterwards).

If, however, concentrations greater than 6 mg/m3 of COS or RHS or any corrosive sulfur species (as S) shall be found at any time then total Sulfur shall be measured continuously using an ASTM standard (ASTM D7493 or ASTM D7165 – 10).

A full laboratory Sulfur species analysis shall be performed with any significant change of gas quality.

d) Hydrogen Sulphide

H2S shall be continuously monitored by automatic instruments complying with ASTM D4084 (Lead acetate reaction rate method).

e, f & g) Oxygen and Total Inerts (N2+CO2+Ar)

N2, O2, Ar & CO2 shall be continuously measured by a GC with a lower detection limit not greater 0.005 % mole, using Helium as a carrier and a suitable column to split N2 and O2.

The limiting value for Oxygen in Table 1 is required during normal operations. Higher values are allowed during commissioning of new pipelines.

h) Methane

Methane (and all typical natural gas components) shall be continuously monitored by GC according to ISO 6974-5. The limiting values of Table 1 are valid for the normal routine.

i) Glycol

No free liquid glycol shall be detected while determining the water and/or hydrocarbon dew point using the Bureau of Mines/chilled mirror device.

j) Methanol

Analysis for methanol content will only be required during periods when methanol is being injected for operational reasons. Buyer will be advised when used. Methanol content will be determined using a mutually agreed procedure.

k) Higher Heating Value

Higher Heating Value - means the superior calorific value calculated as described in ISO: 6976:1995 (E) of one Cubic Meter of Natural Gas at the reference condition of 15/15 Degrees Celsius and 1.01325 Bar(a) for the actual natural gas in the real state. Full precision, definitive mode shall be used.

l) Wobbe Index

Wobbe Index shall be calculated according to ISO: 6976:1995 (E) at the reference condition of 15/15 Degrees Celsius and 1.01325 Bar (a) for the actual natural gas in the real state. ]